EXHIBIT 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

SYMMETRY SURGICAL HOLDINGS, INC.,

SYMMETRY ACQUISITION CORP, INC.

and

SYMMETRY SURGICAL INC.

Dated as of May 2, 2016

i

ii

Exhibits

Exhibit A – Knowledge of the Company

Exhibit B – Knowledge of Parent

iii

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 2, 2016, by and among Symmetry Surgical Holdings, Inc., a Delaware corporation (“Parent”), Symmetry Acquisition Corp, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Symmetry Surgical Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are referred to herein as a “Party” and together as “Parties.”

RECITALS

WHEREAS, the Parties intend that Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Company Board has unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement and (iii) resolved to recommend that the holders of Company Common Stock (collectively, the “Company Stockholders”) adopt this Agreement (the “Company Board Recommendation”);

WHEREAS, the respective boards of directors of Parent and Merger Sub have approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement and have determined that this Agreement and the transactions contemplated by this Agreement, including the Merger are in the best interest of their respective stockholders; and

WHEREAS, Parent, Merger Sub and the Company wish to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

Article I
Defined Terms and Interpretation

Section 1.1.          Certain Definitions. For purposes of this Agreement, the term:

(a)          “Acceptable Confidentiality Agreement” shall mean a customary confidentiality and standstill agreement between the Company and a counterparty containing terms substantially similar to, and no less favorable to the Company than, those set forth in the NDA.

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(b)          “Acquisition Proposal” shall mean any inquiry, proposal or offer relating to (i) any purchase or other acquisition by any Third Party of fifteen percent (15%) or more of the Equity Interests in the Company (by vote or by value), (ii) any merger, consolidation, business combination, reorganization, share exchange or similar transaction involving any Third Party and the Company or any Company Subsidiary, (iii) any direct or indirect sale of assets, recapitalization, equity investment, joint venture, liquidation, dissolution, purchase, acquisition, license or other transaction that would result in any Third Party acquiring assets (including capital stock of or interest in any Subsidiary or Affiliate of the Company) constituting, accounting for or otherwise representing, directly or indirectly, fifteen percent (15%) or more of the net revenues, net income or cash flows (for the twelve-month period ending on the last day of the Company’s most recently completed fiscal quarter) or total assets (based on fair market value) of the Company and the Company Subsidiaries, taken as a whole, (iv) any tender offer, self-tender or exchange offer or other transaction that, if consummated, would result in any Third Party beneficially owning fifteen percent (15%) or more of the outstanding Equity Interests in the Company or any Company Subsidiary or any resulting parent company of the Company (by vote or by value) or (v) any combination of the foregoing, in each case whether in one transaction or a series or related transactions and whether directly or indirectly.

(c)          “Affiliate” shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person, where “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by Contract or otherwise.

(d)          “Antitrust Consents” shall mean the filings, notices, petitions, statements, registrations, submissions of information, applications and other documents under applicable Antitrust Laws set forth on Section 6.5 of the Company Disclosure Letter.

(e)          “Antitrust Laws” shall mean the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(f)          “Blue Sky Laws” shall mean state securities or “blue sky” Laws.

(g)          “Business Day” shall mean any day other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by Law or other governmental action to close.

(h)          “Code” shall mean the United States Internal Revenue Code of 1986.

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(i)          “Company Board” shall mean the board of directors of the Company.

(j)          “Company Bylaws” shall mean the Bylaws of the Company, as amended from time to time.

(k)          “Company Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of the Company, as amended from time to time.

(l)           “Company Common Stock” shall mean the common stock of the Company, par value $0.0001 per share.

(m)         “Company Disclosure Letter” shall mean the confidential letter delivered by the Company to Parent immediately prior to the execution and delivery of this Agreement (it being understood that any matter disclosed in any section of the Company Disclosure Letter shall be deemed to be disclosed in any other section of the Company Disclosure Letter to the extent it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other section).

(n)          “Company Material Adverse Effect” shall mean any fact, circumstance, event, occurrence, change or effect (each, an “Effect”) that, individually or in the aggregate, together with all other Effects (i) is or would reasonably be expected to be materially adverse to the business, operations, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (ii) materially impairs the ability of the Company to consummate, or prevents or materially delays the consummation of the Merger or any of the other transactions contemplated by this Agreement or otherwise prevents or materially delays the Company and its Subsidiaries from performing their obligations under this Agreement, or in each case would reasonably be expected to do so; provided, that, in the case of clauses (i) and (ii), any event, change or effect will not be deemed to constitute a Company Material Adverse Effect to the extent resulting from any of the following that occurs after the date of this Agreement: (A) changes in general economic, political, credit or market conditions or general changes in the industries in which the Company and its Subsidiaries conduct their businesses; (B) the announcement or pendency of this Agreement or the transactions contemplated by this Agreement; (C) any failure by the Company to meet internal or analyst projections or forecasts for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect); (D) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other acts of God; (E) changes in any laws applicable to the Company or GAAP first proposed after the date of this Agreement; (F) any action taken as required by the express terms of this Agreement, at the request of Parent or with Parent’s prior written consent; (G) any decline in the trading price or change in the trading volume of Company Common Stock on NASDAQ (it being understood that the facts or occurrences giving rise to or contributing to such decline in the trading price or change in the trading volume may be deemed to constitute, or be taken into account in determining whether there has been or would be, a Company Material Adverse Effect); and (H) any legal proceedings commenced by or involving any current or former holder of Company Common Stock (on their own or on behalf of the Company) arising out of or related to this Agreement or the transactions contemplated by this Agreement; provided, however, that Effects set forth in the foregoing clauses (A), (D) and (E) may be taken into account in determining whether there is or would reasonably be expected to be a Company Material Adverse Effect to the extent that such Effects have a disproportionate adverse effect on the business, operations, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, relative to other persons similarly situated.

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(o)         “Company Restricted Stock” shall mean shares of Company Common Stock issued pursuant to the Company Stock Plan that are subject to specified performance or vesting criteria.

(p)         “Company Stock-Based Award” shall mean each right of any kind to receive shares of Company Common Stock or benefits measured by the value of a number of shares of Company Common Stock, and each award of any kind consisting of shares of Company Common Stock, granted under the Company Stock Plan (including stock appreciation rights, restricted stock, restricted stock units, deferred stock units and dividend equivalents).

(q)         “Company Stock Plan” shall mean the Symmetry Surgical Inc. 2014 Equity Incentive Plan, as amended from time to time.

(r)          “Company Termination Fee” shall mean an amount in cash equal to $5,600,000.

(s)          “Contract” shall mean any written note, bond, mortgage, indenture, Lease, license, permit, concession, franchise, contract, agreement or other instrument or obligation.

(t)          “Customs and International Trade Laws” shall mean any Law, Permit, Order or other decision or requirement having the force or effect of Law of any Governmental Authority, concerning the importation of products, the exportation or re-exportation of products (including technology and services), the terms and conduct of international transactions, and the making or receiving of international payments, including, as applicable, the Tariff Act of 1930 and other Laws and programs administered or enforced by U.S. Customs and Border Protection and U.S. Immigration and Customs Enforcement, and their predecessor agencies, Export Administration Act of 1979, Export Administration Regulations, International Emergency Economic Powers Act, Trading With the Enemy Act, Arms Export Control Act, International Traffic in Arms Regulations, Executive Orders of the President regarding embargoes and restrictions on transactions with designated entities, the embargoes and restrictions administered by the OFAC, the antiboycott Laws administered by the U.S. Departments of Commerce and Treasury, the FCPA and the UK Bribery Act of 2010.

(u)         “Encumbrance” shall mean any mortgage, pledge, security interest, encumbrance, lien, charge, option, right of first refusal or claim of any kind or nature whatsoever (including any conditional sale or other title retention agreement or lease in the nature thereof).

(v)         “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, association, organization or company (including any limited liability company or joint stock company) or other similar entity.

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(w)        “Environmental Laws” shall mean any applicable Law relating to pollution or the protection of the environment, including any Law relating to the use, transportation, storage, disposal, release or threatened release of any Hazardous Materials.

(x)         “Equity Interest” shall mean any share, capital stock, partnership, member or similar interest or security (including any voting interest) in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument or right the value of which is based on any of the foregoing.

(y)        “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

(z)         “Fraud Policies” shall mean the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or comparable policies of any other Healthcare Regulatory Authority.

(aa)      “GAAP” shall mean generally accepted accounting principles as applied in the United States.

(bb)      “Governmental Authority” shall mean any: (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (iv) multinational organization or body; or (v) Person exercising, or entitled to exercise, any executive, legislative, judicial, administrative, arbitral, regulatory, police, military or taxing authority or power.

(cc)       “Hazardous Materials” shall mean any material, substance or waste which is defined or regulated by, or can give rise to liability or standards of conduct under, any Environmental Law.

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(dd)      “Health Care Laws” shall mean laws pertaining to the regulation of health care products and services, including: the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a); the civil False Claims Act (31 U.S.C. §§ 3729 et seq.); the criminal False Claims Act (18 U.S.C. § 287); the False Statements Statute (42 U.S.C. § 1320a-7b(a)); the Physician Self-Referral Law (42 U.S.C. § 1395nn); the Criminal Health Care Fraud Statute (18 U.S.C. § 1347); the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, as the same may be amended, modified or supplemented from time to time, any successor statutes thereto (“HIPAA”) and any state laws governing the privacy and security of health information; the exclusion laws (42 U.S.C. § 1320a-7); the Federal Food, Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.) and its implementing regulations; the Medicare and Medicaid statutes (Title XVIII and Title XIX of the Social Security Act); Section 6002 of the Patient Protection and Affordable Care Act; and any comparable foreign, federal or state laws governing the identity, classification, design, research, investigation, development, testing, clearance, approval, manufacturing, safety surveillance, processing, handling, packaging, labeling, distribution, storage, import, export, advertising, promotion, marketing or sale of a health care product or service; and any comparable state laws related to: (i) interactions with health care professionals, customers and referral sources in a position to prescribe, recommend, purchase or use health care products or services and any law requiring tracking or reporting to any Governmental Authority of any such interactions; (ii) false statements to any Governmental Authority or false claims for payment for a health care product or service by a commercial payor, Governmental Authority or any entity accepting, processing or paying claims on behalf of a Governmental Authority; (iii) the billing, coding, coverage, payment, or reimbursement of a health care product or service by a government or private payor, or the purchase of any health care product or service by or on behalf of any Governmental Authority, and the pricing, price reporting, discounting or rebating of such health care product or service; and (iv) provision of free goods or sample products to customers, health care providers or individuals.

(ee)       “Healthcare Regulatory Authority” shall mean any Governmental Authority that regulates or has jurisdiction over any federal, state, local, municipal or foreign Health Care Law, including but not limited to the U.S. Food and Drug Administration (“FDA”) and the U.S. Centers for Medicare & Medicaid Services, the U.S. Department of Justice with respect to enforcement of Health Care Laws, the European Medicines Agency, EU Notified Bodies and EU national authorities, Health Canada, the U.K. Medicines and Healthcare Products Regulatory Agency, the Brazilian Health Surveillance Agency and the Australian Therapeutic Goods Agency.

(ff)        “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(gg)      “Indebtedness” shall mean all indebtedness of the Company and the Company Subsidiaries, determined in accordance with GAAP, including with respect to (i) all liabilities for borrowed money; (ii) all liabilities evidenced by bonds, debentures, notes or other similar instruments; (iii) all liabilities under capital leases or any lease required to be capitalized under GAAP; (iv) all liabilities for guarantees of another Person in respect of liabilities of the type set forth in clauses (i), (ii) and (iii); (v) all reimbursement obligations under letters of credit (including standby and commercial letters of credit), to the extent such letters of credit have been drawn; (vi) all obligations with respect to deferred purchase price of property or services regardless of how structured, including with respect to past acquisitions, including earnouts and other contingent payment obligations (other than trade payables incurred in the ordinary course of business consistent with past practices); and (vii) all liabilities for accrued but unpaid interest and unpaid penalties, fees, expenses, charges, prepayment and redemption premiums, indemnities and other payment obligations that are payable, in each case, with respect to any of the obligations of a type described in clauses (i) through (vi) above.

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(hh)       “Intellectual Property” shall mean, collectively, all United States and foreign intellectual property rights, whether registered or unregistered, including such rights in all (i) patents, technology, inventions, and know-how (whether or not patentable), (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and domain names, and other source indicators, and the goodwill of any business symbolized by any of the foregoing, (iii) copyrights, mask works, and other works of authorship or other copyrightable works (including software and systems), (iv) trade secrets and confidential information (including processes, techniques, methods, algorithms, data, databases, designs, drawings, specification, and material proprietary customer and business data), and (v) any registration of or application to register or other right to any of the foregoing.

(ii)         “Intervening Event” shall mean any positive material development or material change in circumstances occurring or arising after the date of this Agreement with respect to the Company that was (i) not known to or reasonably expected by the Company Board as of, or prior to, the date of this Agreement and (ii) does not relate to (A) any Acquisition Proposal or (B) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement, or changes after the date of this Agreement in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (B) may be considered and taken into account).

(jj)         “Knowledge” shall mean (i) in the case of the Company, the actual knowledge of the Persons listed on Exhibit A after reasonable inquiry, and (ii) in the case of Parent or Merger Sub, the actual knowledge of the Persons listed on Exhibit B after reasonable inquiry.

(kk)       “Law” shall mean any Order or any law, statute, treaty, convention or ordinance, common law, or any rule, regulation, standard, code, act, constitution, judgment, decree, injunction, directive, requirement, inquiry, policy, license or permit of any Governmental Authority.

(ll)         “Leased Real Property” shall mean all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, and all easements and other rights and interests appurtenant thereto held by the Company or any Company Subsidiary.

(mm)     “Leases” shall mean all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any Company Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Company Subsidiary thereunder.

(nn)      “NASDAQ” shall mean The NASDAQ Global Market.

(oo)      “NDA” shall mean that certain Confidentiality Agreement, dated as of February 10, 2016, by and between the Company and RoundTable Healthcare Management IV, LLC, as amended from time to time.

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(pp)       “OFAC” shall mean the U.S. Department of the Treasury, Office of Foreign Assets Control.

(qq)       “Order” shall mean any order, judgment, writ, stipulation, settlement, award, injunction, decree, arbitration award, determination or finding of any Governmental Authority.

(rr)         “Owned Real Property” shall mean all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any Company Subsidiary.

(ss)        “Parent Disclosure Letter” shall mean the confidential disclosure letter delivered by Parent to the Company concurrently with the execution and delivery of this Agreement (it being understood that any matter disclosed in any section of the Parent Disclosure Letter shall be deemed to be disclosed in any other section of the Parent Disclosure Letter to the extent it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other section).

(tt)         “Permits” shall mean all permits, licenses, franchises, approvals, clearances, registrations, qualifications, rights, variances, certificates, certifications, consents, approvals and Orders of all Governmental Authorities.

(uu)       “Permitted Encumbrances” shall mean: (i) real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to such Leased Real Property which are not due and payable or which are being contested in good faith by appropriate proceedings and for which an amount has been reserved for in the Company Financial Statements in accordance with GAAP, (ii) mechanics’ liens and similar liens for labor, materials or supplies provided with respect to such Leased Real Property incurred in the ordinary course of business for amounts which are not due and payable or which are being contested in good faith and appropriate reserves have been recorded in the Company Financial Statements in accordance with GAAP, (iii) zoning, building codes and other land use Laws regulating the use or occupancy of such Leased Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property or the operation of the business thereon, (iv) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such Leased Real Property which do not or would not materially impair the use, value or occupancy of such Leased Real Property, (v) non-exclusive outbound licenses granted in the ordinary course of business and (vi) statutory liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which an amount has been reserved in the Company Financial Statements in accordance with GAAP.

(vv)       “Person” shall mean any individual, Entity or Governmental Authority.

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(ww)      “Products” shall mean those products designed, researched, investigated, developed, manufactured, distributed, or marketed by the Company or its Subsidiaries which are subject to Health Care Laws, including but not limited to “devices” as that term is defined in Section 201(h) of the Federal Food, Drug, and Cosmetic Act or similar terms of other jurisdictions.

(xx)        “Proxy Statement Clearance Date” shall mean (i) if the SEC has not informed the Company that it intends to review the Proxy Statement on or prior to the tenth (10th) calendar day following the date of filing of the preliminary Proxy Statement, the date of the first (1st) Business Day following such tenth (10th) calendar day or (ii) if the SEC has informed the Company that it intends to review the Proxy Statement, the date on which the SEC has, orally or in writing, confirmed that it has no further comments on the Proxy Statement.

(yy)       “Recall” shall mean any field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety notices, or safety alerts relating to an alleged lack of safety, efficacy, or regulatory compliance of any product manufactured, distributed, or marketed by or on behalf of the Company or its Subsidiaries.

(zz)        “Representatives” shall mean, with respect to any Person, such Person’s directors, officers, employees, Affiliates, members, partners, accountants, consultants, advisors, attorneys, auditors, investment bankers, financing sources, agents and other representatives.

(aaa)      “Required Information” shall mean the financial and other pertinent information regarding the Company and its Subsidiaries referred to in clause (a) of Paragraph 4 of Schedule I to Exhibit A of the Debt Financing Commitments.

(bbb)     “Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002.

(ccc)      “SEC” shall mean the United States Securities and Exchange Commission.

(ddd)     “Securities Act” shall mean the United States Securities Act of 1933, as amended.

(eee)      “Subsidiary” or “Subsidiaries” of any Person shall mean (a) any corporation of which a majority of the Equity Interests entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned, directly or indirectly, by such Person, and (b) any joint venture, general or limited partnership, limited liability company or other legal entity in which such Person is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner or the managing member.

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(fff)        “Superior Proposal” shall mean an unsolicited bona fide written Acquisition Proposal that is fully financed or has fully committed financing (with all of the percentages included in the definition of “Acquisition Proposal” increased to 50% for the purposes of this definition) which does not arise out of or result from any violation of Section 6.4 and which the Company Board determines in good faith, after consultation with an independent financial advisor and outside legal counsel, and after taking into consideration all of the terms and conditions thereof and all legal, financial, regulatory and other aspects of (including the Person making) such Acquisition Proposal and this Agreement (in each case taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of determination or in response to such Acquisition Proposal), including breakup fee and expense reimbursement provisions, (a) is reasonably likely to be consummated in accordance with its terms on a timely basis and (b) is more favorable to the stockholders of the Company from a financial point of view than the Merger and the other transactions provided for in this Agreement.

(ggg)     “Takeover Provisions” shall mean any “moratorium”, “control share acquisition”, “fair price”, “interested stockholder”, “affiliate transaction”, “business combination” or other takeover or antitakeover Laws and any similar Law that might otherwise apply to this Agreement and the transactions contemplated hereby, and any restrictive provision in the Company Certificate of Incorporation, the Company Bylaws or comparable organizational documents of any Company Subsidiary, including Section 203 of the DGCL.

(hhh)     “Tax” or “Taxes” shall mean any and all United States federal, state or local or non-United States taxes, assessments, charges, duties, levies or other similar governmental charges, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, escheat, alternative minimum, environmental, customs, social security, unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, levies or other similar governmental charges, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest.

(iii)        “Tax Returns” shall mean any report, form, statement or return (including any information return) required to be filed with any Governmental Authority with respect to Taxes, including any schedules or attachments thereto or amendments thereof.

(jjj)         “Third Party” shall mean any Person or group other than the Company, the Company Subsidiaries, Parent and Merger Sub.

(kkk)      “Treasury Regulations” shall mean regulations promulgated by the United States Department of the Treasury under the Code.

Section 1.2.          Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Action	Section 4.15
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.4(a)(ii)(E)
Bankruptcy and Equity Exception	Section 4.3(a)
Capitalization Date	Section 4.2(a)

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Cash Equity.	Section 5.6(b)
Certificate of Merger	Section 2.3
Certificates	Section 3.2(b)
Closing	Section 2.2
Closing Date.	Section 2.2
Company	Preamble
Company Adverse Recommendation Change	Section 6.4(c)(v)
Company Board Recommendation	Recitals
Company Financial Advisor	Section 4.3(b)
Company Financial Statements	Section 4.7(b)
Company Material Contract.	Section 4.14(a)
Company Plans	Section 4.10(a)
Company Preferred Stock	Section 4.2(a)
Company Recommendation	Section 4.3(b)
Company Registered Intellectual Property	Section 4.17(a)
Company Representatives	Section 6.3
Company SEC Filings	Section 4.7(a)
Company Stockholders	Recitals
Company Stockholders Meeting	Section 6.2(d)(i)
Company Subsidiary	Section 4.1
Continuing Employee	Section 6.10(a)
Current Premium Amount	Section 6.12(b)
Debt Financing Commitments.	Section 5.6(a)
Debt Financing Sources	Section 9.9
Debt Financing.	Section 5.6(a)
Determination Notice	Section 6.4(d)(i)(D)
DGCL	Recitals
Dissenting Shares	Section 3.1(a)
Dissenting Stockholders	Section 3.1(a)
Effective Time	Section 2.3
End Date	Section 8.1(b)(i)
Equity Financing Commitments	Section 5.6(b)
ERISA	Section 4.10(a)
Exchange Fund	Section 3.2(a)
FCPA	Section 4.5(d)
FDA	Section 1.1(ee)
Fee Letters.	Section 5.6(a)
Financing Commitments	Section 5.6(b)
Governmental Plan	Section 4.10(a)
Health Care Permits	Section 4.6(c)
HIPAA	Section 1.1(dd)
Improvements	Section 4.20(d)
Incremental Debt Financing Cooperation	Section 2.3
Indemnified Parties	Section 6.12(a)
Intervening Event Change of Recommendation	Section 6.4(d)(ii)
Investments	Section 4.2(d)

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IRS	Section 4.10(b)
Lenders	Section 5.6(a)
Merger	Recitals
Merger Consideration	Section 3.1(a)
Merger Sub	Preamble
Notice Period	Section 6.4(d)(i)(D)
Parent	Preamble
Parent Expenses	Section 8.2(b)(iv)
Parent Representatives	Section 6.3
Parties.	Preamble
Party	Preamble
Paying Agent	Section 3.2(a)
Proxy Statement	Section 6.2(a)
Purchaser Plans	Section 6.10(c)
Record Date	Section 6.2(d)(ii)
Replacement Financing	Section 2.3
Required Amount	Section 5.6(d)
Stockholder Approval	Section 4.3(a)
Surviving Corporation	Section 2.1
Tail Period	Section 6.12(a)
Takeover Provision	Section 4.22(a)
Top Customers	Section 4.12
Top Suppliers	Section 4.12
Transaction Litigation	Section 6.7

Section 1.3.          Interpretation. In this Agreement, unless otherwise specified, the following rules of interpretation apply:

(i)          references to sections, schedules, annexes, exhibits, clauses and parties are references to sections or sub-sections, schedules, annexes, exhibits and clauses of, and parties to, this Agreement;

(ii)         the table of contents and headings in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii)        references to any Person include references to such Person’s successors and permitted assigns;

(iv)        words importing the singular include the plural and vice versa;

(v)         words importing one gender include the other gender;

(vi)        references to the words “include,” “includes” or “including” do not imply any limitation;

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(vii)       the word “or” when used in this Agreement is not exclusive;

(viii)      the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(ix)         the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”;

(x)          references to days mean calendar days unless expressly stated to be Business Days;

(xi)         references to months are to calendar months;

(xii)        references to “$” or “dollars” refer to U.S. dollars;

(xiii)       the phrase “made available to Parent” and words of similar import shall be construed to mean that the applicable item has been provided to Parent in an online data room hosted by Merrill Corporation prior to the date of this Agreement or provided to Parent or Parent Representatives through electronic mail or due diligence meetings or otherwise prior to the date of this Agreement, unless otherwise expressly specified herein;

(xiv)      a defined term has its defined meaning throughout this Agreement and in each schedule, annex and exhibit to this Agreement, regardless of whether it appears before or after the place where it is defined; and

(xv)       except as otherwise specified in this Agreement, all references herein to any Laws defined or referred to herein, are references to those Laws or any successor Laws, as the same may have been amended or supplemented from time to time, and any rules or regulations promulgated thereunder.

Article II
The Merger

Section 2.1.          The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent.

Section 2.2.          Closing. The closing of the Merger (the “Closing”) shall occur (a) at 10:00 A.M. Eastern time on the date that is three (3) Business Days after the day on which all of the conditions to closing set forth in Article VII are satisfied or waived (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or (b) at such other date, time or place as the Parties may agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

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Section 2.3.          Effective Time. At the Closing, the Parties shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed in accordance with the DGCL and the terms of this Agreement. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as is specified by the Parties as the effective time in the Certificate of Merger (the “Effective Time”).

Section 2.4.          Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.5.          Certificate of Incorporation; Bylaws.

(a)          At the Effective Time, the certificate of incorporation of the Surviving Corporation shall, subject to Section 6.12, be amended and restated in its entirety to read identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation as used therein shall be “Symmetry Surgical Inc.” and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.

(b)          At the Effective Time, the bylaws of the Surviving Corporation shall, subject to Section 6.12, be amended and restated in their entirety to read identically to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation as used therein shall be “Symmetry Surgical Inc.” and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

Section 2.6.          Directors and Officers.

(a)          The Parties shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b)          The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

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Article III
Conversion of Securities; Exchange of Certificates

Section 3.1.          Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or its stockholders, the following shall occur:

(a)          Conversion Generally. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Company Common Stock to be cancelled pursuant to Section 3.1(b), (ii) any share of Company Common Stock owned by Parent, Merger Sub, any direct or indirect wholly-owned Subsidiary of Parent or Merger Sub, or any Company Subsidiary, (iii) any shares of Company Common Stock (“Dissenting Shares”), which are held by stockholders who have perfected and not withdrawn a demand for (or lost their right to) appraisal rights pursuant to Section 262 of the DGCL (“Dissenting Stockholders”), (iv) any shares of Company Restricted Stock, the treatment of which is described in Section 3.5 and (v) any shares of Company Common Stock as to which treatment in the Merger is separately agreed by Parent and the holder thereof after the execution and delivery of this Agreement, which shares shall be treated in the manner so agreed) shall be converted, subject to Section 3.1(d), into the right to receive $13.10 in cash, payable to the holder thereof, without interest (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate which immediately prior to the Effective Time represented any such shares shall thereafter represent only the right to receive the Merger Consideration therefor.

(b)          Cancellation of Certain Shares. Each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(c)          Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(d)          Change in Shares. If between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, solely by reason of any stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares or any other similar transaction, the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares or any other similar transaction and to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action. For the avoidance of doubt, this Section 3.1(d) shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

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Section 3.2.          Exchange of Certificates.

(a)          Paying Agent. At the Closing, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Paying Agent”), for the benefit of the holders of shares of Company Common Stock entitled to receive payment pursuant to Section 3.1(a), subject to exchange through the Paying Agent in accordance with this Article III, cash in U.S. dollars in an amount sufficient to pay the aggregate amount of the Merger Consideration payable in connection with the Merger in accordance with Section 3.1(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall deliver the Merger Consideration contemplated to be paid pursuant to Section 3.1(a) out of the Exchange Fund. The Exchange Fund shall be invested by the Paying Agent as directed by Parent in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; provided, that no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Common Stock. Any net profit resulting from, or interest or income produced by, such investments shall be payable to Parent or the Surviving Corporation, as Parent directs.

(b)          Exchange Procedures. As soon as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”, it being understood that any references herein to “Certificates” shall be deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock) and whose shares of Company Common Stock have been converted into the right to receive Merger Consideration pursuant to Section 3.1(a): (i) a letter of transmittal in customary form (including customary provisions with respect to delivery of an “agent’s message” with respect to Certificates held in book-entry form) and with such other provisions as Parent may determine (which shall specify that delivery of any Certificate shall be effected, and risk of loss and title to such Certificate shall pass, only upon the proper delivery of such Certificate to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be reasonably required pursuant to such instructions (or, if such shares are held in book-entry or other uncertificated form, upon the confirmation of a book-entry transfer of the surrender of such shares), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive pursuant to Section 3.1(a) in respect of the shares of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any Merger Consideration payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration in accordance with this Article III, without any interest thereon.

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(c)          Payments to other Persons. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or shall have established to the satisfaction of Parent that such Tax is not applicable.

(d)          Further Rights in Company Common Stock. All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

(e)          Termination of Exchange Fund. Any portion of the Exchange Fund (and any interest or other income earned thereon) which remains undistributed to the holders of Company Common Stock for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation as general creditors thereof for payment of the Merger Consideration (subject to abandoned property, escheat or other similar laws), without any interest thereon.

(f)          No Liability. None of Parent, the Company or the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law. Any portion of the Exchange Fund remaining unclaimed by stockholders of the Company as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority will, to the extent permitted by applicable Law, become the property of Parent (or at Parent’s election, one or more of its designees) free and clear of any claims or interest of any Person previously entitled thereto.

(g)          Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit and indemnity of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as security for the indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to Section 3.1(a) without any interest thereon.

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(h)          No Further Dividends. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificates or unsurrendered uncertificated shares.

(i)          Withholding. Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall each be entitled to deduct and withhold or cause to be deducted and withheld from the consideration otherwise payable pursuant to this Agreement all amounts required to be deducted and withheld under the Code or any provision of state, local or non-U.S. Tax Law and pay such amounts to the appropriate Governmental Authority. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 3.3.          Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, if any Dissenting Stockholder shall demand to be paid the “fair value” of its Dissenting Shares in accordance with Section 262 of the DGCL, such Dissenting Shares shall not be converted into or exchangeable for the right to receive the Merger Consideration (except as provided in this Section 3.3) and shall entitle such Dissenting Stockholder only to payment of the fair value of such Dissenting Shares, in accordance with Section 262 of the DGCL, unless and until such Dissenting Stockholder withdraws (in accordance with Section 262 of the DGCL) or loses the right to dissent. The Company shall give Parent prompt notice of any such demands, withdrawals or attempted withdrawals of such notices or demands and any other instruments received by the Company relating to rights to appraisal prior to the Effective Time and Parent shall have the right to participate in and control all negotiations and proceedings with respect to any such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make (or cause or permit to be made on its behalf) any payment with respect to, or settle, compromise, offer to settle or compromise, or otherwise negotiate any such demand for payment of fair value of Dissenting Shares prior to the Effective Time. If any Dissenting Stockholder shall have withdrawn (in accordance with Section 262 of the DGCL) or lost the right to dissent, then as of the later of the Effective Time or the occurrence of such event, the Dissenting Shares held by such Dissenting Stockholder shall be cancelled and converted into and represent the right to receive the Merger Consideration pursuant to Section 3.1(a), without any interest thereon, upon surrender of the Certificates that formerly evidenced such shares of Company Common Stock in the manner provided in Section 3.2.

Section 3.4.          Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed (after giving effect to the items contemplated by this Article III) and thereafter, there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by Law.

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Section 3.5.          Company Stock-Based Awards.

(a)          Company Restricted Stock. At the Effective Time, except as otherwise agreed by Parent and the holder of Company Restricted Stock with respect to such holder’s Company Restricted Stock, each share of Company Restricted Stock whether vested or unvested, that is outstanding immediately prior thereto shall be cancelled and all restrictions thereon shall lapse and shall be converted automatically into the right to receive at the Effective Time an amount in cash in U.S. dollars equal to the product of (i) the total number of such shares of Company Restricted Stock and (ii) the Merger Consideration.

(b)          Other Company Stock-Based Awards. At the Effective Time, except as otherwise agreed by Parent and the holder of Company Stock-Based Awards that are not otherwise described in Section 3.5(a) with respect to such holder’s Company Stock-Based Awards, each Company Stock-Based Award that is not otherwise described in Section 3.5(a) that is outstanding immediately prior to the Effective Time shall be cancelled (with each then unearned and unvested performance-based Company Stock-Based Award deemed earned at the target level of performance) and shall be converted automatically into the right to receive at the Effective Time an amount in cash in U.S. dollars equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Stock-Based Award and (ii) the Merger Consideration.

(c)          Further Actions. The Company will take all action reasonably necessary to effect the cancellation of the Company Restricted Stock and other Company Stock-Based Awards upon the Effective Time and to give effect to this Section 3.5. Except as otherwise mutually agreed by the Parties as provided in Section 3.5(a) and Section 3.5(b), all Company Restricted Stock and other Company Stock-Based Awards and all Company Stock Plans will terminate as of the Effective Time, and the provisions in any other incentive or benefit plan, program, arrangement or Contract providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of the Company Subsidiaries will be cancelled as of the Effective Time, and the Company will take all action reasonably necessary to effect the foregoing. The Company will use its reasonable best efforts to ensure that following the Effective Time no participant in any Company Stock Plan or other Company Plan will have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any of their respective Subsidiaries.

Article IV
Representations and Warranties of the Company

With respect to any Section of this Article IV, except (i) as disclosed in the reports, statements and other documents publicly filed prior to the date hereof by the Company with the SEC or publicly furnished prior to the date hereof by the Company to the SEC in the Company SEC Filings (as defined below), but (A) without giving effect to any amendment thereof filed with or furnished to the SEC on or after the date hereof and (B) excluding disclosures in the “Risk Factors” and “Forward-Looking Statements” sections of such reports and other disclosures that are similarly predictive or forward-looking in nature; provided, however, that for purposes of this clause (i), (1) such Company SEC Filings are available on the SEC’s Electronic Data Analysis and Retrieval System, (2) the relevance of the applicable disclosure or an exception to the applicable representations and warranties would be reasonably apparent from the face of such disclosure and (3) nothing disclosed in such Company SEC Filings shall be deemed to be a qualification of, or modification to, the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.22, and Section 4.23; or (ii) as set forth in the corresponding section or subsection of the Company Disclosure Letter (it being understood that any matter disclosed in any section of the Company Disclosure Letter shall be deemed to be disclosed in any other section of the Company Disclosure Letter to the extent it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other section), the Company represents and warrants to Parent and Merger Sub as follows:

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Section 4.1.          Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each Subsidiary of the Company (each, a “Company Subsidiary”) has been duly organized, and is validly existing and, where such concept is recognized, in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, except to the extent the failure of any such Company Subsidiary to be in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. Each Company Subsidiary has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, would not have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not have a Company Material Adverse Effect. The Company has made available to Parent true, complete and correct copies of the certificate of incorporation and bylaws (or similar organizational documents) of the Company and each Company Subsidiary, each as amended to date, and each as so delivered is in full force and effect. The Company and the Company Subsidiaries are not in violation of such organizational documents.

Section 4.2.          Capitalization.

(a)          The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value of $0.01 per share (the “Company Preferred Stock”). As of May 1, 2016 (the “Capitalization Date”), there were (i) 9,702,895 shares of Company Common Stock issued and outstanding, which number does not include treasury shares or shares of Company Restricted Stock, (ii) zero shares of Company Common Stock held in the treasury of the Company, (iii)  1,700,000 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plan, of which amount: (A) a maximum number of 970,395 shares of Company Common Stock were issuable pursuant to outstanding awards of Company Restricted Stock and (B) a maximum number of 1,037,489 shares of Company Common Stock were issuable pursuant to all outstanding Company Stock-Based Awards in the aggregate (including all shares of Company Restricted Stock), (iv) no shares of Company Common Stock owned by any Company Subsidiary, and (v) no shares of Company Preferred Stock issued and outstanding and no shares of Company Preferred Stock held in the treasury of the Company. Section 4.2(a) of the Company Disclosure Letter sets forth a list of the holders of Company Stock-Based Awards as of the Capitalization Date, including, for each such holder of a Company Stock-Based Award, the date of grant of such Company Stock-Based Award, the maximum and target number of shares of Company Common Stock subject to such Company Stock-Based Award, the expiration date (if any) of such Company Stock-Based Award, and the vesting schedule of such Company Stock-Based Award. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable and free of any preemptive rights. All shares of Company Common Stock issuable upon settlement of Company Stock-Based Awards have been duly reserved for issuance by the Company, and upon any issuance of such shares in accordance with the terms of the Company Stock Plan, will be duly authorized, validly issued and fully paid and non-assessable.

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(b)          Except as set forth in Section 4.2(a), there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued Equity Interests of the Company, or securities convertible into or exchangeable or exercisable for such Equity Interests, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable or exercisable for such capital stock of, or other Equity Interests of, the Company, (iii) no outstanding shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based on the value or price of, any capital stock of, or other securities or ownership interests in, the Company, (iv) no obligations or binding commitments of any character restricting the transfer of any Equity Interest in the Company to which the Company is a party and (v) no other obligations by the Company to make any payments based on the price or value of any Equity Interest of, or other securities or ownership interests in, the Company. Except as set forth in Section 4.2(a), there are no outstanding contractual obligations of the Company or any Company Subsidiary affecting the voting rights of or requiring the repurchase, redemption, issuance, creation or disposition of, any Equity Interests in the Company. Since the Capitalization Date through the date of this Agreement, the Company has not issued or agreed to issue any shares of its capital stock or any other Equity Interests in the Company, or securities convertible into or exchangeable for such capital stock or any other Equity Interests in the Company, except for issuances pursuant to settlement of Company Stock-Based Awards outstanding on the Capitalization Date, as required by the terms of such Company Stock-Based Awards as of the Capitalization Date. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Company’s stockholders may vote. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Common Stock.

(c)          Section 4.2(c) of the Company Disclosure Letter contains a true, correct and complete list of the name, jurisdiction of organization and schedule of stockholders of each Company Subsidiary. Each outstanding share of capital stock or other Equity Interest of each Company Subsidiary is duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights and is held, directly or indirectly, solely by the Company or another Company Subsidiary free and clear of all Encumbrances (other than Permitted Encumbrances). There are no securities convertible into or exchangeable or exercisable for Equity Interests in any Company Subsidiary. There are no subscriptions, options, warrants, rights, calls, Contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, voting, redemption, repurchase, disposal or sale of any Equity Interest or other ownership interests of any Company Subsidiary, or any securities convertible into or exchangeable for, Equity Interest or other ownership interests of any Company Subsidiary, including any right of conversion or exchange under any outstanding security, instrument or agreement.

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(d)          Section 4.2(d) of the Company Disclosure Letter sets forth as of the date of this Agreement the name, jurisdiction of organization and the Company’s (or the Company Subsidiary’s) percentage ownership of any and all Persons in which the Company or any Company Subsidiary owns, or has the right or obligation to acquire any Equity Interest (other than any Company Subsidiary) as of the date of this Agreement (collectively, the “Investments”). All of the Investments are owned by the Company or by a Company Subsidiary free and clear of all Encumbrances (other than Permitted Encumbrances). Except for the capital stock and other ownership interests of the Company Subsidiaries and the Investments, the Company does not own, directly or indirectly, any capital stock or other voting or equity securities or interests in any Person.

(e)          Neither the Company nor any of the Company Subsidiaries has entered into any commitment, arrangement or agreement, or is otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any other Person, other than any such commitment, arrangement or agreement in the ordinary course of business consistent with past practice, with respect to wholly owned Subsidiaries of the Company.

(f)          There are no stockholder agreements, voting trusts, proxies or other agreements or understandings to which the Company or any Company Subsidiary is a party or by which it is bound relating to the voting or registration of any shares of capital stock or other Equity Interests of the Company or any Company Subsidiary or preemptive rights, rights of first refusal or similar rights with respect thereto.

Section 4.3.          Corporate Authority; Approval and Fairness.

(a)          The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement, the Company’s execution and delivery of this Agreement and its performance hereunder or to consummate the transactions contemplated hereby other than, with respect to the Merger, the affirmative vote of holders of a majority of outstanding shares of Company Common Stock to adopt this Agreement in accordance with the DGCL (the “Stockholder Approval”). The Stockholder Approval is the only vote of the holders of any class or series of Company Common Stock that is necessary pursuant to applicable law, the Company Certificate of Incorporation or the Company Bylaws to adopt this Agreement and consummate the Merger. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming this Agreement is a valid and binding obligation of Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

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(b)           On or prior to the date of this Agreement, (i) the Company Board has received from Stifel Nicolaus & Company Incorporated, its financial advisor (the “Company Financial Advisor”), its written opinion, subject to the limitations, qualifications and assumptions set forth therein, that the Merger Consideration to be received by the holders of Company Common Stock pursuant to this Agreement is fair from a financial point of view to such holders of Company Common Stock and (ii) the Company Board has, at a meeting duly called and held in which all directors were present, unanimously (A) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (B) approved and declared advisable the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement, and (C) resolved to recommend that the Company Stockholders adopt this Agreement and approve the Merger in accordance with the DGCL (collectively, the “Company Recommendation”), which Company Recommendation, subject to Section 6.4, has not been subsequently withdrawn, rescinded or modified in any manner.

Section 4.4.          No Conflict; Required Filings and Consents.

(a)          The execution and delivery by the Company of this Agreement do not, and the performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, (i) assuming the Stockholder Approval is obtained, conflict with or violate any provision of the Company Certificate of Incorporation or the Company Bylaws or any equivalent organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals and authorizations described in Section 4.4(b) will have been obtained prior to the Effective Time and all filings and notifications described in Section 4.4(b) will have been made and any waiting periods thereunder will have terminated or expired prior to the Effective Time, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, or violate or conflict with, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound or result in the creation of an Encumbrance on any property or asset of the Company or any Company Subsidiary, except, with respect to clauses (ii) and (iii), for matters that, individually or in the aggregate, would not have a Company Material Adverse Effect.

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(b)          The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, require any consent, approval, order or authorization of, or filing with or notification to, any Governmental Authority, except (i) for any consent, approval, authorization, filing or notification required under the Exchange Act, the rules and regulations of NASDAQ or the Antitrust Consents, (ii) for the filing and recordation of the Certificate of Merger as required by the DGCL or (iii) where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications would not individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.5.          Compliance with Laws; Permits.

(a)          (i) Each of the businesses of the Company or any Company Subsidiary is, and since December 5, 2014 has been, conducted in compliance in all material respects with all Laws applicable to the Company or such Company Subsidiary or by which any property, asset or right of the Company or such Company Subsidiary is bound, (ii) the Company is in material compliance with the applicable listing, corporate governance and other rules and regulations of NASDAQ, and (iii) to the Knowledge of the Company, the Leased Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use Laws.

(b)          (i) Each of the Company and each Company Subsidiary holds all material Permits necessary for the lawful conduct of its business and the ownership, use, occupancy and operation of its assets and properties, (ii) the Company and each Company Subsidiary is in compliance in all material respects with the terms of such Permits, (iii) to the Knowledge of the Company, no suspension or cancellation of any material Permit is pending or threatened and (iv) no such Permit shall cease to be effective as a result of the transactions contemplated by this Agreement except, with respect to clause (iv), such matters as would not individually or in the aggregate, have a Company Material Adverse Effect.

(c)          (i) Each of the Company and the Company Subsidiaries is in compliance in all material respects with all applicable Customs and International Trade Laws, and at no time since December 5, 2014 has either the Company or any Company Subsidiary committed any material violation of the Customs and International Trade Laws, and (ii) there are no material unresolved or, to the Knowledge of the Company, threatened questions, claims or other Actions concerning any liability of the Company or the Company Subsidiaries with respect to any Customs and International Trade Laws.

(d)          Neither the Company, any Company Subsidiary, nor, to the Knowledge of the Company, any Affiliate, director, officer, agent, employee or other Person acting on behalf of the Company or any of the Company Subsidiaries has, directly or indirectly, (i) used any corporate funds to provide or offer any unlawful payment, contribution, gift, entertainment or other unlawful expense to any political party, candidate for government office, or official or employee of a Governmental Authority, (ii) made or offered any payment, bribe, rebate, payoff, influence payment, kickback or anything of value to any official or employee of a Governmental Authority in violation of any Law or (iii) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”) or similar law of any applicable jurisdiction, including the UK Bribery Act of 2010.

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(e)          Neither the Company nor any Company Subsidiary, nor to the Knowledge of the Company any of their respective officers, directors, or agents, has been or is designated on any list of any Governmental Authority, such as OFAC’s Specially Designated Nationals and Blocked Persons List, U.S. Department of Commerce’s Denied Persons List or Entity List, and the U.S. Department of State’s Debarred List, and neither the Company nor any Company Subsidiary, nor to the Knowledge of the Company any of their respective officers, directors, or agents, has participated in any transaction involving Persons designated on such list or any country that is subject to sanctions in violation of any of the Customs and International Trade Laws.

(f)          Since December 5, 2014, neither the Company nor any Company Subsidiary has received any communication from a Governmental Authority or otherwise that alleges that the Company or any Company Subsidiary, or any Representative thereof is, or may be, in violation of, or has, or may have, any material, unresolved liability under, any Customs and International Trade Laws.

Section 4.6.          Health Care Law Compliance.

(a)          The Company (including its Subsidiaries) is conducting, and has since December 5, 2014, conducted, its business in compliance in all material respects with applicable Health Care Laws, except for such matters that, individually or in the aggregate, would not have a Company Material Adverse Effect.

(b)          Since December 5, 2014, neither the Company nor any of its Subsidiaries has received any written notification of any pending, commenced or, to the Knowledge of Company, threatened Action relating to: (i) allegations or investigations of potential or actual non-compliance with any Health Care Laws; (ii) withdrawal of any authorization to market, investigate, or research a Product; (iii) enjoinment of manufacture or distribution of any Product; or (iv) a change to the labeling or classification of any Product.

(c)          Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries holds all material Permits required by the Health Care Laws for the conduct of their business as currently conducted, including, but not limited to, pre-market notifications (“510(k)’s”) and pre-market approval applications (“PMA’s”) required by the federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.) (collectively, the “Health Care Permits”); and (ii) all such Health Care Permits are and have since December 5, 2014, been in full force and effect. Since December 5, 2014, neither the Company nor any of its Subsidiaries has received any written information from any Healthcare Regulatory Authority, which would reasonably be expected to lead to the denial by the Health Care Authority of any planned or pending Health Care Permit.

(d)          All material reports, documents, claims and notices required to be filed, maintained, or furnished to any Healthcare Regulatory Authority have been so filed, maintained or furnished and, to the Knowledge of Company, were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

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(e)          Since December 5, 2014, the Company and its Subsidiaries have not voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued a Recall. To the Knowledge of Company, there are no facts which are reasonably likely to necessitate a Recall. To the Knowledge of Company, the Company and its Subsidiaries have not introduced any Products into the market that were adulterated or misbranded, or have engaged in conduct that is reasonably likely to result in any Products becoming adulterated or misbranded after introduction into the market.

(f)          To the Knowledge of Company, all clinical and non-clinical research and investigations since December 5, 2014 conducted by or on behalf of or sponsored by the Company or its Subsidiaries have been, and, if still pending, are being conducted in all material respects in accordance with all applicable Health Care Laws. Since December 5, 2014, no investigational Product application filed by or on behalf of the Company or its Subsidiaries with any Healthcare Regulatory Authority has been terminated or suspended, and no Healthcare Regulatory Authority has commenced, or, to the knowledge of the Company, threatened to initiate any action to place a clinical hold order on, or otherwise terminate, delay, or suspend any clinical investigation conducted or proposed to be conducted by or on behalf of the Company or its Subsidiaries.

(g)          Neither the Company nor any of its Subsidiaries have, since December 5, 2014 received any FDA Form 483, notice of adverse finding, warning or untitled letter, or other communication from a Healthcare Regulatory Authority alleging noncompliance with Health Care Laws, except for such matters that, individually or in the aggregate, would not have a Company Material Adverse Effect.

(h)          Neither the Company nor any of its Subsidiaries, nor any submissions to Healthcare Regulatory Authorities with respect to its or their Products, is the subject of any pending or, to the Knowledge of Company, threatened investigation related to noncompliance with Fraud Policies. None of the Company or its Subsidiaries, nor, to the knowledge of the Company, any of their respective officers, employees or independent contractors has been convicted of any crime that would result in a debarment or exclusion under 21 U.S.C. § 335a or any other Health Care Laws.

(i)          Neither the Company nor any of its Subsidiaries are a party to any corporate integrity agreements, non-prosecution agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Authority. To the Knowledge of Company, no Person has filed or has threatened to file against any of the Company or any of its Subsidiaries, any claim or Action or proceeding under any federal or state whistleblower statute or equivalent law in the applicable jurisdiction, including without limitation, under the False Claims Act, 31 U.S.C. §§ 3729-3733.

(j)          Since December 5, 2014, neither the Company nor any of its Subsidiaries has received notice of, and there is no pending or threatened, proceeding with respect to any alleged “breach” (as such term is defined under HIPAA) or any other violation of HIPAA by any of the Companies or their respective “workforce” (as such term is defined under HIPAA), except as would not reasonably be expected to have a material adverse effect on the Company.

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Section 4.7.          SEC Filings; Financial Statements.

(a)          Company SEC Filings. The Company has timely filed or furnished all forms, reports, certifications, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, since December 5, 2014 (collectively, including all exhibits and schedules thereto and documents incorporated by reference therein, together with any documents so filed or furnished during such period on a voluntary basis, in each case as may have been amended, the “Company SEC Filings”). Each Company SEC Filing, including all Company SEC Filings filed after the date of this Agreement, (i) at the time they were filed, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and (ii) did not, at the time it was filed (or, if amended prior to the date of this Agreement, at the time of such amendment), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act. The Company has made available to Parent true, correct and complete copies of all material correspondence between the SEC, on the one hand, and the Company and any of the Company Subsidiaries, on the other hand, occurring since December 5, 2014 and prior to the date of this Agreement. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Filings. To the Knowledge of the Company, as of the date of this Agreement, none of the Company SEC Filings is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b)          Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Company SEC Filings, and including all Company SEC Filings filed after the date of this Agreement (collectively, the “Company Financial Statements”), was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements filed on Form 10-Q, as permitted by Form 10-Q under the Exchange Act) on a consistent basis during the periods indicated (except as may be indicated in the notes thereto), and each presented fairly, in all material respects, the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of operations and cash flows of the Company for the respective periods indicated therein (subject, in the case of unaudited statements, to normal adjustments which, individually or in the aggregate, would not be material to the Company and the Company Subsidiaries, taken as a whole). The books and records of the Company and the Company Subsidiaries have been maintained in all material respects in accordance with GAAP and all other applicable Laws and reflect only actual transactions. Deloitte & Touche, LLP has not resigned or been dismissed (and the Company’s former auditor, Ernst & Young LLP, did not resign and was not dismissed) as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

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(c)          Internal Controls.

(i)          The Company and the Company Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act). Such internal controls are effective in providing reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company Financial Statements for external purposes in accordance with GAAP, including policies and procedures that (I) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and the Company Subsidiaries, (II) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and the Company Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board and (III) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and the Company Subsidiaries. Since December 5, 2014, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (A) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any known fraud, whether or not material, that involves management or other employees who have a role in the preparation of the Company’s financial statements or internal controls and the Company has made available to Parent copies of any material written materials relating to each of the foregoing. The Company has made available to Parent all such disclosures made by management to the Company’s auditors and audit committee since December 5, 2014.

(ii)         The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act). The Company’s disclosure controls and procedures are designed to ensure that all (I) material information relating to the Company required to be included in reports and other documents filed or furnished pursuant to the Exchange Act, including its consolidated subsidiaries, is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (II) such material information is accumulated and communicated to the Company’s principal executive officer and its principal financial officer by others within the Company and the Company Subsidiaries, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended January 2, 2016, and such assessment concluded that such system was effective. Since December 5, 2014, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

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(iii)        The records, systems, controls, data and information of Company and Company Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or Company Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not have a material adverse effect on the Company’s system of internal accounting controls.

(iv)        Neither the Company nor any Company Subsidiary has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Company Subsidiary. There are no outstanding loans or other extensions of credit made by the Company or any of the Company Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(d)          Indebtedness. Section 4.7(d) of the Company Disclosure Letter contains a true, correct and complete list of each item of Indebtedness of the Company and the Company Subsidiaries in an amount in excess of $100,000 as of the date of this Agreement, other than Indebtedness reflected in the consolidated balance sheet for the year ended January 2, 2016 of the Company and its consolidated Subsidiaries in the Company SEC filings or otherwise included in the Company SEC Filings.

Section 4.8.          No Undisclosed Liabilities. None of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be reflected or reserved against on a balance sheet (or the notes thereto), except for liabilities or obligations (i) that were incurred after January 2, 2016 in the ordinary course of business consistent with past practice, (ii) that were set forth in the Company’s consolidated balance sheet (or in the notes thereto) for the year ended January 2, 2016 included in the Company Financial Statements in the Company SEC Filings prior to the date of this Agreement, (iii) under Contracts in effect as of the date hereof, true complete and correct copies of which have been provided to Parent prior to the date hereof (other than liabilities or obligations that arise from or otherwise relate to any breach of or default under such Contracts) and (iv) that would not have, individually or in the aggregate, a Company Material Adverse Effect.

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Section 4.9.          Absence of Certain Changes or Events. Since January 2, 2016, (a) the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice in all material respects, except for the negotiation, execution, delivery and performance of this Agreement, and (b) there has not been any Company Material Adverse Effect.

Section 4.10.        Company Plans; Employees and Employment Practices.

(a)          Section 4.10(a) of the Company Disclosure Letter sets forth a list of all material Company Plans. For purposes of this Agreement, “Company Plans” means all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not subject to ERISA, all medical, dental, life insurance, equity (including the Company Stock Plan), bonus or other incentive compensation, disability, salary continuation, severance, retention, retirement, pension, deferred compensation, welfare, material fringe benefit, accident, vacation, sick pay or paid time off plans, policies, programs, Contracts, agreements or arrangements, and any other material compensation or benefit plans, programs, or agreements (whether written or unwritten) that are established, maintained, sponsored or contributed to (or required to be contributed to) by the Company or any Company Subsidiary for the benefit of any employee, officer, director, or other service provider of the Company or any Company Subsidiary (whether current, former or retired) or their beneficiaries or under or with respect to which the Company or any Company Subsidiary has any liability or obligation (in each case, other than any plan or program sponsored by or to which contributions are mandated by any Governmental Authority (a “Governmental Plan”)).

(b)          The Company has made available to Parent, to the extent applicable: (i) copies of all plan documents setting forth the terms of each material Company Plan, including all amendments thereto and all related trust documents, (ii) the most recent annual report (Form Series 5500), if any, required under ERISA or the Code in connection with each material Company Plan, (iii) the most recent actuarial reports, if any, for all material Company Plans, (iv) the most recent summary plan description and all summaries of material modifications thereto with respect to each material Company Plan, and (v) the most recent Internal Revenue Service (“IRS”) determination or opinion letter issued with respect to each Company Plan intended to be qualified under Section 401(a) of the Code.

(c)          None of the Company, any Company Subsidiary, or any entity that would at the relevant time be deemed a “single employer” with the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA has since December 5, 2014 (i) maintained any plan that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, or (ii) contributed to any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code).

(d)          Each Company Plan intended to qualify under Section 401(a) of the Code has received a determination or opinion letter from the IRS upon which it may rely regarding its qualified status under the Code and, to the Knowledge of the Company, nothing has occurred, whether by action or by failure to act, that could reasonably be expected to adversely affect the qualified status of such Company Plan.

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(e)          Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, no Action has been instituted or, to the Knowledge of the Company, has been threatened with respect to any of the Company Plans (other than routine claims for benefits and appeals of such claims), and, to the Knowledge of the Company, there is no fact or circumstance that could reasonably be expected to give rise to any such Action. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, each Company Plan has been established, maintained and administered in all respects in accordance with its terms and applicable Law, including ERISA and the Code.

(f)          Except as set forth in Section 4.10 of the Company Disclosure Letter, no Company Plan provides, and neither the Company nor any Company Subsidiary has any obligation to provide, post-retirement or post-termination health or welfare benefits to any current or former employee of the Company or any Company Subsidiary, except as required under Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA, any similar state Law or any other applicable Law.

(g)          Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event, including a termination of employment or service of any employee, officer, director or other service provider of the Company or any Company Subsidiary or their beneficiaries, will (i) result in severance or termination pay or any other material payment of compensation or benefits under any Company Plan, (ii) accelerate the time of funding, payment or vesting or increase the amount of compensation or benefits due under any Company Plan, or (iii) result in any payment or benefit that would constitute an “excess parachute payment” under Section 280G of the Code, except, in each case, as set forth in Section 4.10 of the Company Disclosure Letter. The Company and the Company Subsidiaries have no obligation to “gross up” any tax incurred by any Person pursuant to Section 409A, 457A or 4999 of the Code.

Section 4.11.        Labor and Employment Matters. Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement or similar agreement with any trade union, works council or other labor organization. No strike, slowdown, picketing, work stoppage, or other similar labor activity has occurred or, to the Knowledge of the Company, been threatened with respect to any employee of the Company or any Company Subsidiary, and there are no labor disputes currently subject to any grievance procedure, arbitration or litigation nor has there been since December 5, 2014, and there is no representation petition pending, or, to the Knowledge of the Company, threatened with respect to any employee of the Company or any Company Subsidiaries. Neither the Company nor any Company Subsidiary is currently engaged in any unfair labor practices within the meaning of the National Labor Relations Act, except for matters that, individually or in the aggregate, would not have a Company Material Adverse Effect. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries are and have been in compliance with all applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker safety, wages and hours, civil rights, equal employment, immigration, and collective bargaining.

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Section 4.12.        Customers; Suppliers. Section 4.12 of the Company Disclosure Letter sets forth a true, complete and accurate list of (a) the Company’s top ten (10) end-user customers measured by aggregate billings by the Company during the Company’s most recently completed fiscal year (“Top Customers”) and (b) the ten (10) largest suppliers to the Company measured by aggregate billings to the Company during the Company’s most recently completed fiscal year (“Top Suppliers”). None of the Top Customers or Top Suppliers has canceled or terminated their respective Contracts with the Company or notified the Company in writing of any intention to terminate such Contracts, cease to do business with the Company or materially decrease the rate of, or materially and adversely change the terms with respect to, buying products and/or services from, or supplying materials, products or services to, the Company. Neither the Company nor any of the Company Subsidiaries is involved in any material dispute with any such Top Customer or Top Supplier or has been notified by or has notified any such Top Customer or Top Supplier, in writing, of any breach or violation of any contract or agreement with any such Top Customer or Top Supplier.

Section 4.13.        Product Warranties. All Products have been in conformity with all applicable contractual commitments and applicable Laws and all express and implied warranties, and the Company has no liability (and, to the Knowledge of the Company, there is no reasonable basis for any present or future Action against the Company giving rise to any such liability) for replacement thereof or other damages in connection therewith in excess of any warranty reserve specifically established with respect thereto and included on the face of the Company Financial Statements, except in each case as would not, individually or in the aggregate, be material to the operations of the business of the Company and the Company Subsidiaries. The Company has not been notified in writing of any claims for any extraordinary product returns, warranty obligations or product services relating to any Products.

Section 4.14.        Contracts.

(a)          Except as disclosed in Section 4.10, this Section 4.14(a) or Section 4.20(b) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to or bound by any Contract which:

(i)          is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) or would be required to be disclosed by the Company on a Current Report on Form 8-K;

(ii)         relates to a joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, limited liability company or joint venture involving the Company or any of the Company Subsidiaries;

(iii)        relates to any indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract relating to Indebtedness (in either case, whether incurred, assumed, guaranteed or secured by any asset) (other than solely among the Company and Company Subsidiaries);

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(iv)        requires or is reasonably likely to require either (A) annual payments from Third Parties to the Company and the Company Subsidiaries of at least $100,000 in the aggregate or (B) annual payments from the Company and Company Subsidiaries to Third Parties of at least $100,000 in the aggregate;

(v)         relates to any acquisition or divestiture by the Company or the Company Subsidiaries or pursuant to which the Company or any of the Company Subsidiaries has continuing indemnification, “earn-out” or other contingent payment or guarantee obligations, in each case, that could result in payments in excess of $100,000;

(vi)        is with any directors, executive officers (as such term is defined in the Exchange Act) or 5% stockholders of the Company or any of their Affiliates (other than the Company or any Company Subsidiary) or immediate family members;

(vii)       requires the consent of the other party upon a change in control of the Company or which provides for payments by the Company (that are conditioned, in whole or in part, on a change in control of the Company);

(viii)      grants any license or other rights with respect to Intellectual Property, including any royalty agreements, co-existence agreements, covenants not to sue and licenses (including all inbound and outbound licenses) to which the Company or any of its Subsidiaries is a party (excluding licenses granted to customers in the ordinary course of business and licenses for generally commercially available “off-the-shelf” software);

(ix)         provides for indemnification by the Company or any of the Company Subsidiaries of any Person, except for any such Contract that is (A) not material to the Company or any of the Company Subsidiaries and (B) entered into in the ordinary course of business;

(x)          is a collective bargaining agreement or other Contract with any union, works council or other labor organization;

(xi)         contains any covenant or other provision (A) limiting the right of the Company or any of the Company Subsidiaries to engage in any material line of business or to compete with any Person in any line of business that is material to the Company; (B) prohibiting the Company or any of the Company Subsidiaries from engaging in any business with any Person or levying a fine, charge or other payment for doing so; or (C) containing and limiting the right of the Company or any of the Company Subsidiaries pursuant to any “most favored nation,” “exclusivity” or similar provisions;

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(xii)        involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests for aggregate consideration (in one or a series of transactions) under such Contract of $100,000 or more (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice);

(xiii)       is a settlement or similar Agreement that imposes material obligations on the Company or any of its Subsidiaries after the date of this Agreement;

(xiv)      obligates the Company or any of its Subsidiaries to make any capital commitment, loan or expenditure in an amount in excess of $100,000;

(xv)       is not entered into in the ordinary course of business between the Company or any of the Company Subsidiaries, on the one hand, and any Affiliate thereof other than any Company Subsidiary; or

(xvi)      is with any Governmental Entity.

Each Contract of the type described in this Section 4.14(a), whether or not disclosed in Section 4.10, Section 4.14(a) or Section 4.20(b) of the Company Disclosure Letter, is referred to herein as a “Company Material Contract.”

(b)          (i) Each Company Material Contract is a legal, valid and binding obligation of the Company or a Company Subsidiary, as applicable, in full force and effect and enforceable against the Company or a Company Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exception, except for such failures to be in full force and effect that, individually or in the aggregate, would not have a Company Material Adverse Effect, (ii) to the Knowledge of the Company, each Company Material Contract is a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, (iii) neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, counterparty to any Company Material Contract, is or is alleged to be in material breach or violation of, or material default under, any Company Material Contract, (iv) neither the Company nor any Company Subsidiary has received any claim of material default under any Company Material Contract, (v) to the Knowledge of the Company, no event has occurred which would result in a breach or violation of, or a default under, any Company Material Contract (in each case, with or without notice or lapse of time or both) and (vi) the Company has not received any notice from any other party to any Company Material Contract, and otherwise has no Knowledge that such Third Party intends to terminate, or not renew any Company Material Contract, or is seeking the renegotiation thereof in any material respect or substitute performance thereunder in any material respect.

Section 4.15.         Litigation. Except as disclosed in Section 4.15 of the Company Disclosure Letter, there is no material legal, administrative, arbitral, litigation or other suit, claim, action, inquiry, audit, mediation, proceeding or investigation of any nature (each, an “Action”) pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any present or former officer or director of the Company or any Company Subsidiary in such individual’s capacity as such, nor has there been since December 5, 2014. None of the Company or any of the Company Subsidiaries is, or since December 5, 2014 has been, subject to or bound by any material outstanding Order, writ, decree, or injunction.

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Section 4.16.        Environmental Matters. (i) The Company and each Company Subsidiary are, and since December 5, 2014 have been, in compliance in all material respects with all Environmental Laws, including with respect to all Permits required pursuant to Environmental Laws for the occupation of the Leased Real Property and the operation of the business of the Company and each Company Subsidiary and (ii) neither the Company nor any Company Subsidiary has (A) manufactured, distributed, used, treated, stored, released, disposed of, arranged for the disposal of, transported, handled, released, or exposed any Person to, any Hazardous Material, or (B) owned or operated any facility or property contaminated by any Hazardous Material, in either case of (A) or (B) so as to give rise to any material liabilities (contingent or otherwise) pursuant to any Environmental Law. Neither the Company nor any Company Subsidiary has assumed, undertaken, become subject to, or provided an indemnity with respect to any material liability of any other Person relating to Environmental Laws. Neither the Company nor any Company Subsidiary has received any material written claim or notice relating to any investigation pursuant to any Environmental Law or alleging that the Company or any Company Subsidiary is in material violation of, or has any material liability under, any Environmental Law. True, correct and complete copies of all environmental reports, assessments and audits, and all other material documents bearing on environmental, health or safety liabilities, in the possession or control (and relating to the business) of the Company or any Company Subsidiary, have been made available to Parent.

Section 4.17.        Intellectual Property.

(a)          Section 4.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications for registration thereof, (iii) copyright registrations and applications for registration thereof, and (iv) internet domain name registrations, in each case, that are owned by the Company or a Company Subsidiary (the “Company Registered Intellectual Property”).

(b)          To the Knowledge of the Company, the Company Registered Intellectual Property is valid and enforceable. No material Company Intellectual Property is subject to any Action or outstanding Order restricting in any manner the use, transfer or licensing thereof.

(c)          The Company or a Company Subsidiary is the sole and exclusive owner, free and clear of any Encumbrances (except for Permitted Encumbrances), of the Company Registered Intellectual Property. Neither the Company nor any of the Company Subsidiaries has transferred ownership to any third Person of, or granted any exclusive license to any third Person with respect to, any Intellectual Property owned by the Company or any of its Subsidiaries as currently operated.

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(d)          There are no claims pending or, to the Knowledge of the Company, threatened in writing challenging the ownership, scope, validity, or use by the Company or any of the Company Subsidiaries of any material Intellectual Property owned by the Company or any Company Subsidiaries. Since December 5, 2014 there have been no (i) claims or indemnification requests made or, to the Knowledge of the Company, threatened or asserting in writing that the Company or any Company Subsidiary is infringing or misappropriating any Intellectual Property right of any Person, or (ii) written requests that the Company or any of its Subsidiaries consider taking a license under any patents.

(e)          To the Knowledge of Company, the conduct of the business of the Company and the Company Subsidiaries as currently conducted does not infringe or misappropriate and, since December 5, 2014, has not infringed or misappropriated the Intellectual Property of any Person.

(f)          Except as set forth in Section 4.17(f) of the Company Disclosure Letter, since December 5, 2014, (i) neither the Company nor any of the Company Subsidiaries has provided any Person with written notice claiming that such Person is infringing, misappropriating or otherwise violating any Intellectual Property owned by the Company or any of its Subsidiaries and (ii) to the Knowledge of Company, no Person is infringing or misappropriating Intellectual Property owned by the Company or any Company Subsidiary in any material manner.

(g)          Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries have maintained commercially reasonable practices to protect the Company’s and the Company Subsidiary’s material confidential information and trade secrets, and except as disclosed on Section 4.17(g) of the Company Disclosure Letter, have required all Persons with access to material confidential information trade secrets to execute a Contract requiring them to maintain the confidentiality of such information. All current and former employees, consultants and contractors of the Company or any of its Subsidiaries hired or retained since December 5, 2014 who have contributed to the development of Intellectual Property that is being used in the conduct of the Company’s or any of its Subsidiaries’ businesses have executed and delivered proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms.

(h)          Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in this Section 4.17 are the only representations and warranties being made by the Company in this Agreement with respect to the validity of, the right to register, or any activity that constitutes, or otherwise relates to, infringement, misappropriation or other violation of, Intellectual Property.

Section 4.18.        Taxes.

(a)          All U.S. federal, state, and local income Tax Return and all other material Tax Returns required to be filed by or with respect to the Company or any Company Subsidiary for all taxable periods ending on or before the date of this Agreement have been timely filed in accordance with applicable Law (taking into account any extension of time within which to file). All such Tax Returns are true, correct, and complete in all material respects.

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(b)          All income and other material Taxes of the Company and each Company Subsidiary due and payable have been timely paid (taking into account extensions of time to file), other than any amount which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company Financial Statements in accordance with GAAP.

(c)          No deficiencies for material Taxes have been proposed or assessed in writing against the Company or any Company Subsidiary by any Governmental Authority, and neither the Company nor any Company Subsidiary has received any written notice of any claim, proposal or assessment against the Company or any Company Subsidiary for any such deficiency for material Taxes, in each case that remain outstanding. As of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened audit, judicial proceeding or other examination against or with respect to the Company or any Company Subsidiary with respect to any Taxes. There is no outstanding closing agreement, ruling request or request to consent to change a method of accounting with any Governmental Authority with respect to material Taxes of the Company or any Company Subsidiary, and no Governmental Authority has proposed in writing any material adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or non-U.S. law by reason of a change in accounting method initiated by either the Company or any Company Subsidiary (as applicable). Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to the assessment or collection of any material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business or waivers or extensions that are no longer in effect).

(d)          The Company and each Company Subsidiary has duly and timely withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(e)          There are no Encumbrances upon any property or assets of the Company or any Company Subsidiary for Taxes, except for Permitted Encumbrances.

(f)          Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock that was intended or purported to qualify for tax-free treatment under Section 355 of the Code since December 5, 2014.

(g)          Except as set forth in Section 4.18 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary (i) is or has ever been a member of an affiliated, consolidated, combined, unitary or other group for Tax purposes (other than a group the common parent of which is the Company) (including an affiliated group filing a consolidated federal income Tax Return under Code Section 1501), (ii) has any liability for Taxes of any person (other than the Company or Company Subsidiaries) arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or non-U.S. law, or as a transferee or successor, by contract, pursuant to any transaction or series of transactions, or otherwise, or (iii) is, or ever has been, a party to any agreement for the sharing, indemnification, or allocation of Taxes (other than agreements among the Company and any Company Subsidiary and other than agreements the primary purpose of which do not relate to Taxes) or similar contract or arrangement that obligates it to make any material payment computed by reference to the Taxes, taxable income or taxable losses of any other person.

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(h)          Neither the Company nor any Company Subsidiary has engaged in any “listed transaction” within the meaning of Section 6011 of the Code (including the Treasury Regulations promulgated thereunder).

(i)          As of the date hereof, to the Knowledge of the Company, the Company has not undergone an “ownership change” within the meaning of Section 382 of the Code since December 5, 2014.

(j)          Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement (including this Section 4.18) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute (including methods of accounting) of the Company or any of the Company Subsidiaries.

Section 4.19.        Insurance. The Company has made available to Parent and Merger Sub a true, correct and complete list of all material insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage and deductibles provided thereunder) maintained by the Company or any Company Subsidiary which policies have been issued by insurers, which are reputable and financially sound and provide coverage for the operations conducted by the Company and the Company Subsidiaries of a scope and coverage consistent with customary industry practice or as required by Law. To the Knowledge of the Company, (a) all insurance policies maintained by the Company and the Company Subsidiaries are in full force and effect (and were in full force and effect during the periods of time such insurance policies were purported to be in effect) and all premiums due and payable thereon have been paid; and (b) neither the Company nor any Company Subsidiary is in material breach or default of any of the insurance policies, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification of any of the insurance policies. The Company has not received any written notice of termination or cancellation or denial of coverage with respect to any insurance policy maintained by the Company or any Company Subsidiary.

Section 4.20.        Real Estate.

(a)          The Company does not own any Owned Real Property.

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(b)          Section 4.20(b) of the Company Disclosure Letter sets forth the address of each Leased Real Property, and a true, correct and complete list of all Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each such Leased Real Property (including the date and name of the parties to such Lease). The Company has made available to Parent a true, correct and complete copy of each such Lease (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto), and in the case of any oral Lease, a written summary of the material terms of such Lease. Each Lease is legal, valid, binding, enforceable and in full force and effect. Except for matters that, individually or in the aggregate, would not have a Company Material Adverse Effect or materially and adversely affect the current use by the Company or the Company Subsidiaries of the Leased Real Property, with respect to each of the Leases: (i) the Company’s or a Company Subsidiary’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there are no disputes with respect to such Lease, (ii) neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease, (iii) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full, (iv) neither the Company nor any Company Subsidiary owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease, (v) neither the Company nor any Company Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof, (vi) neither the Company nor any Company Subsidiary has collaterally assigned or granted any other security interest in such Lease or any interest therein, and (vii) there are no Encumbrances on the estate or interest created by such Lease. With respect to each Lease, the other party to such Lease is not an Affiliate of the Company or any Company Subsidiary.

(c)          The Leased Real Property identified in Section 4.20(b) of the Company Disclosure Letter comprises all of the real property used in the business of the Company and the Company Subsidiaries.

(d)          Except for matters that, individually or in the aggregate, would not have a Company Material Adverse Effect, (i) all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of the business of the Company and the Company Subsidiaries, (ii) there are no structural deficiencies or latent defects affecting any of the Improvements, and (iii) there are no facts or conditions affecting any of the Improvements which would interfere with the use or occupancy of the Improvements or any portion thereof in the operation of the business of the Company and the Company Subsidiaries.

Section 4.21.         Affiliate Transactions. Except for compensation or employment arrangements in the ordinary course of business, there are no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 4.22.         Anti-Takeover Provisions.

(a)          The Company Board has taken all necessary action so that the restrictions of Section 203 of the DGCL and any other takeover, anti-takeover, moratorium, “fair price”, “business combination”, “control share”, “interested stockholder”, or other similar Law enacted under any Law applicable to the Company and any restrictive provision in the Company Certificate, the Company Bylaws or comparable organizational documents of any Company Subsidiary (each, a “Takeover Provision”) do not, and will not, apply to this Agreement, the Merger or the other transactions contemplated hereby and thereby.

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(b)          The Company does not have any stockholder rights plan in effect.

Section 4.23.         Brokers. Other than the Company Financial Advisor (the fees and expenses of such Company Financial Advisor will be paid by the Company), no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has made available to Parent a true, correct and complete copy of the engagement letter of the Company Financial Advisor.

Section 4.24.         Financing Commitments. As of the date hereof, the Company has received fully executed copies of the Financing Commitments and has reviewed the terms thereof.

Section 4.25.         Data Security and Privacy. Except as would not be material to the operations of the business of the Company and its Subsidiaries, taken as a whole, the Company and each of the Company Subsidiaries (i) maintains policies and procedures regarding the security, privacy, transfer and use of personally identifiable information collected by the Company and each of the Company Subsidiaries that are commercially reasonable; and (ii) is in material compliance with all such policies and other applicable laws, rules, regulations pertaining to data privacy and data security.

Section 4.26.         No Other Representations or Warranties. Except for the representations and warranties contained in Article IV, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereby.

Article V
Representations and Warranties of Parent and Merger Sub

Except as disclosed in the Parent Disclosure Letter, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1.          Organization and Qualification. Each of Parent and Merger Sub is a legal entity, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except as would not, individually or in the aggregate, prevent or materially delay the ability of Parent and Merger Sub to consummate the Merger. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except as would not, individually or in the aggregate, prevent or materially delay the ability of Parent and Merger Sub to consummate the Merger.

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Section 5.2.          Authority. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger have been duly and validly authorized by all necessary action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub and no vote of the holders of Parent’s or Merger Sub’s Equity Interests is necessary to authorize this Agreement or to consummate the Merger, other than the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub, which adoption Parent shall effect promptly following the execution and delivery of this Agreement. This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement is a valid and binding obligation of the Company and the other Parties, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 5.3.          No Conflict; Required Filings and Consents.

(a)          The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger will not, (i) conflict with or violate any provision of the organizational documents of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations described in Section 5.3(b) will have been obtained prior to the Effective Time and all filings and notifications described in Section 5.3(b) will have been made and any waiting periods thereunder will have terminated or expired prior to the Effective Time, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (iii) result in any breach of, any loss of any benefit under, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of Parent or Merger Sub pursuant to, any Contract.

(b)          The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or other Person, except (i) for any consent, approval, authorization, filing or notification required under the Exchange Act, any applicable Blue Sky Laws, the rules and regulations of NASDAQ or the Antitrust Consents, (ii) for the filing and recordation of the Certificate of Merger as required by the DGCL and (iii) any actions or filings the absence of which would not prevent or materially delay the ability of Parent and Merger Sub to consummate the Merger.

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Section 5.4.          Litigation. As of the date of this Agreement, there is no material Action pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub which seeks to, or would reasonably be expected to, prevent or materially delay the ability of Parent and Merger Sub to consummate the Merger.

Section 5.5.          Ownership of Merger Sub; No Prior Activities. Parent owns 100% of the issued and outstanding Equity Interests of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement and related activities, including with respect to the financing thereof, Merger Sub has not incurred any obligations or liabilities or engaged in any business activities.

Section 5.6.          Financing.

(a)          Each of Parent and Merger Sub affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement that Parent or Merger Sub obtains debt financing for or related to any of the transactions contemplated hereby. Concurrently with the execution and delivery of this Agreement, Parent has received and accepted an executed commitment letter, dated as of the date of this Agreement (as amended, restated, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with Section 6.6, the “Debt Financing Commitments”), from Healthcare Financial Solutions, LLC, Pacific Western Bank and The Private Bank and Trust Company (collectively with any other additional lead arrangers, bookrunners, managers, arrangers, agents, co-agents or lenders who become party to the Debt Financing Commitments, the “Lenders”), pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to provide the debt amounts set forth therein. The debt financing committed pursuant to the Debt Financing Commitments is collectively referred to in this Agreement as the “Debt Financing.” Parent has delivered to the Company a true, complete and correct copy of the executed Debt Financing Commitments and copies of the fee letters related to the Debt Financing (with only fee amounts, pricing caps, market flex and other economic terms redacted) (as amended, restated, modified, supplemented, replaced or extended, the “Fee Letters”).

(b)          Parent has received and accepted an executed equity commitment letter, dated as of the date of this Agreement, and Parent has delivered to the Company a duly executed equity commitment letter, dated as of the date hereof (as may be amended, restated, modified, supplemented, replaced or extended in compliance with Section 6.6, including all exhibits, schedules and annexes to such letter, the “Equity Financing Commitments” and, together with the Debt Financing Commitments, the “Financing Commitments”) from RoundTable Healthcare Partners IV, L.P. and RoundTable Healthcare Investors IV, L.P. pursuant to which such parties have agreed, subject to the terms and conditions thereof, to invest in Merger Sub up to $140,300,000 in equity financing. The Equity Financing Commitments provide that the Company is a third-party beneficiary thereof and is entitled to enforce such agreement, in each case, subject to the terms and conditions thereof. The cash equity committed pursuant to the Equity Financing Commitments is referred to in this Agreement as the “Cash Equity.” Parent hereby represents and warrants that each of the representations and warranties of Parent set forth in the Equity Commitment Letter is true and correct in all respects.

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(c)          Except as expressly set forth in the copies of the Equity Financing Commitments, as of the date of this Agreement, there are no side letters or other Contracts related to the funding or investing as applicable, which expand the conditions precedent to the obligations of RoundTable Healthcare Partners IV, L.P. and RoundTable Healthcare Investors IV, L.P. to provide the Equity Financing and the Equity Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the Equity Financing available to Parent on the terms therein and no portion of the Equity Financing is subject to any reduction, contingency or conditions other than those set forth in the Equity Financing Commitments. The Equity Financing Commitments have not been amended, supplemented or modified, and no provision thereof has been waived, prior to the date hereof, no such amendment, restatement, supplement, modification or waiver is contemplated or pending, and the commitments contained in the Equity Financing Commitments have not been withdrawn, terminated or rescinded in any respect, and no such withdrawal, termination or rescission is contemplated. Assuming satisfaction of the conditions set forth in Section 7.1 and Section 7.2, (i) Parent does not believe, as of the date of this Agreement, that it will be unable to satisfy on a timely basis all material conditions to be satisfied by it in the Equity Financing Commitments at the time it is required to consummate the Closing, and (ii) as of the date of this Agreement, neither RoundTable Healthcare Partners IV, L.P. nor RoundTable Healthcare Investors IV, L.P. has breached in any material respect any of its obligations under the Equity Financing Commitments.

(d)          Assuming satisfaction of the conditions set forth in Section 7.1 and Section 7.2, the Cash Equity, together with the cash and cash equivalents of the Company and the Company Subsidiaries, when funded in accordance with the Equity Financing Commitments, shall provide Parent and Merger Sub with cash proceeds on the Closing Date sufficient for the satisfaction of all of Parent’s and Merger Sub’s payment obligations under this Agreement and under the Equity Financing Commitments, including the payment of the Merger Consideration and any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation in connection with the Merger and the Equity Financing (such amounts, collectively, the “Required Amount”), in each case at the Closing.

(e)          As of the date of this Agreement, the Equity Financing Commitments are binding obligations of Parent and each of the other parties thereto (except to the extent enforcement may be limited by the Bankruptcy and Equity Exception) and, as of the date of this Agreement, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a material default or breach on the part of Parent or the other parties thereto under the terms and conditions of the Equity Financing Commitments as of the date of this Agreement. Parent has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Equity Financing Commitments on or before the date of this Agreement. As of the date of this Agreement, (i) the Equity Financing Commitments have not been modified, amended or altered and (ii) the respective commitments under the Equity Financing Commitments have not been withdrawn or rescinded.

Section 5.7.          Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability prior to Closing.

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Section 5.8.          Ownership of Company Common Stock. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Article VI
Covenants

Section 6.1.          Conduct of Business by the Company Pending the Closing.

(a)          The Company agrees that, between the execution and delivery of this Agreement and the Effective Time, except as set forth in Section 6.1(a) of the Company Disclosure Letter, as otherwise required or expressly contemplated by this Agreement, as required by applicable Law or as consented to in writing by Parent, which consent shall not be unreasonably withheld, conditioned or delayed, the Company will, and will cause each Company Subsidiary to, (i) conduct its business in the ordinary course consistent with past practice and (ii) use its commercially reasonable efforts to keep available the services of the current officers and key employees of the Company and each Company Subsidiary and to preserve the current relationships of the Company and each Company Subsidiary with each of the customers, suppliers, distributors and other Persons with whom the Company or any Company Subsidiary has material business relations. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 6.1(a) of the Company Disclosure Letter, as otherwise expressly contemplated by this Agreement, as required by applicable Law or as consented to in writing by Parent, which consent shall not be unreasonably withheld, conditioned or delayed, the Company shall not, and shall not permit any Company Subsidiary to, between the execution and delivery of this Agreement and the Effective Time, directly or indirectly, take any of the following actions:

(i)          amend or otherwise change the Company Certificate of Incorporation, the Company Bylaws or equivalent organizational documents of any Company Subsidiary;

(ii)         issue, deliver, sell, pledge, transfer, encumber, modify the terms of or otherwise dispose, or authorize, commit, propose or agree to the issuance, delivery, sale, pledge, transfer, encumbrance, modification of the terms of or disposition of, any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock or other Equity Interests, including the issuance, sale or other transfer of any Equity Interests pursuant to or in settlement of any obligations under any Contract or other commercial arrangement (other than Company Common Stock issued upon the exercise in accordance with the terms of outstanding Company Stock-Based Awards disclosed to Parent and granted prior to the date of this Agreement);

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(iii)        declare, set aside, establish a record date for, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interests, or make any other actual, constructive or deemed distribution in respect of its capital stock or other Equity Interests (other than cash dividends paid by a wholly-owned domestic Company Subsidiary to the Company or to any other wholly-owned domestic Company Subsidiary), or enter into any agreement, understanding or arrangement with respect to the voting or registration of its capital stock or other Equity Interests;

(iv)        reclassify, combine, split, adjust, subdivide or redeem, purchase or otherwise acquire or offer to acquire, directly or indirectly, any of its capital stock or other securities, or securities convertible or exchangeable into or exercisable for any of its capital stock or other securities;

(v)         acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets thereof or enter into any joint venture, legal partnership (excluding, for the avoidance of doubt, strategic relationships, alliances, reseller agreements and similar commercial relationships) or similar arrangement with any Person, except for any purchases of inventory from suppliers in the ordinary course of business consistent with past practice pursuant to agreements existing as of the date of this Agreement (or that are subsequently entered into by the Company without breaching this Agreement);

(vi)        make any loans, advances or capital contributions to or investments in any Person (other than loans or advances by the Company to any direct or indirect wholly-owned Subsidiary of the Company) in excess of $50,000 in the aggregate;

(vii)       redeem, repurchase, prepay, defease, cancel, incur, assume or otherwise acquire, or modify the terms of, any Indebtedness (including any long-term or short-term debt) or issue any debt securities or assume, guarantee or endorse, or otherwise become liable or responsible for (whether directly, contingently or otherwise), the obligations of any Person for Indebtedness, except for the incurrence of Indebtedness incurred under the Company’s existing credit facilities in the ordinary course of business consistent with past practice;

(viii)      grant any Encumbrance on any of its assets, tangible or intangible, other than Encumbrances granted in connection with any Indebtedness permitted under Section 6.1(a)(vii);

(ix)         other than the sale, lease or licensing of products or services of the Company and the Company Subsidiaries in the ordinary course of business consistent with past practice, sell, transfer, lease, abandon, exchange, mortgage, pledge, guarantee, license, assign or otherwise dispose of or encumber (including, by merger, consolidation, or sale of stock or assets) any entity, business, assets, rights or properties of the Company or any Company Subsidiary;

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(x)          authorize, incur or make any commitment with respect to, any single capital expenditure in excess of $150,000 or capital expenditures for the Company and the Company Subsidiaries in excess of $350,000 in the aggregate, except for capital expenditures in accordance with the Company’s plan for annual capital expenditures for 2016 set forth on Section 6.1(a)(x) of the Company Disclosure Letter;

(xi)         enter into any new line of business or materially change any existing line of business;

(xii)        grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor or waive, release, grant or transfer any right of material value, in each case other than in the ordinary course of business;

(xiii)       (A) except to the extent required by a Company Plan, (1) grant, announce or effect any increase in the salaries, bonuses or other compensation and benefits payable by the Company or any Company Subsidiary to any of the employees, officers, directors or other service providers of the Company or any Company Subsidiary, pay any special bonus or special remuneration to any director, officer or employee, or pay any benefit not required by (or accelerate the time of payment or vesting of any payment becoming due under) any Company Plan as in effect as of the date of this Agreement; or (2) except as otherwise set forth in this Section 6.1(a)(xiii), enter into, adopt, amend (including accelerating the vesting), modify or terminate any Company Plan, (B) hire any new employees, unless such hiring is in the ordinary course of business consistent with past practice and is with respect to employees having an annual base salary opportunity not to exceed $125,000, (C) enter into any change in control, severance or similar agreement or any retention or similar agreement with any officer, employee, director or independent contractor or (D) enter into any collective bargaining Contract or agreement to form a work council or other agreement with any labor organization or works council;

(xiv)      except as may be required by GAAP or as required by a change in Law, (A) make any change in accounting principles, policies, practices, procedures or methods or (B) revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practice;

(xv)       (A) change any material method of Tax accounting, (B) file any amended Tax Return or any other Tax Return that could materially increase the Taxes payable by the Company or its Subsidiaries, (C) change any material Tax election, (D) consent to any extension or waiver of any limitation period with respect to any material Tax, Tax claim or assessment (other than pursuant to extensions of time to file Tax Returns), (E) settle, consent to or compromise any material Tax liability, claim or assessment, (F) enter into any closing agreement with respect to any material Tax or (G) surrender any right to claim a material Tax refund;

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(xvi)      settle, release, discharge, waive or compromise any pending or threatened Action of or against the Company or any of the Company Subsidiaries (A) requiring a monetary payment in an amount in excess of $50,000 individually and $100,000 in the aggregate, (B) that requires the incurrence of (1) any obligation or liability of the Company in excess of such amounts, including costs or revenue reductions or (2) obligations that would impose any material restrictions on the business or operations of the Company or any of the Company Subsidiaries, (C) involves any non-monetary relief or remedy, including any injunctive relief, or (D) that is brought by any current, former or purported holder of any capital stock or debt securities of the Company or any Company Subsidiary relating to the transactions contemplated by this Agreement, including any Transaction Litigation;

(xvii)      enter into, terminate, renew, extend or materially amend or modify or waive any material rights or obligations under any Company Material Contract or any Contract that, if in effect on the date of this Agreement, would have been a Company Material Contract;

(xviii)    fail to maintain in full force and effect material insurance policies covering the Company and the Company Subsidiaries and their respective properties, assets and businesses at levels that are at least at current levels and in any event in a form and amount consistent with past practice;

(xix)       adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger);

(xx)        enter into, adopt or implement any “poison pill” or similar stockholder rights plan;

(xxi)       (A) sell, assign or transfer all or any portion of its or any of the Company Subsidiaries’ Intellectual Property, (B) grant any licenses of Intellectual Property except for non-exclusive licenses granted in the ordinary course of business consistent with past practice, (C) abandon or cease to prosecute or maintain any of the Company Registered Intellectual Property or any other Intellectual Property that is material to the conduct of the Business or (D) disclose any trade secrets or other material confidential information to any Person that is not subject to a legally-binding confidentiality obligation with respect thereto;

(xxii)      engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

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(xxiii)     effectuate a “plant closing,” “mass layoff” (each as defined in WARN) or other employee layoff event affecting in whole or in part any site of employment, facility, operating unit or employee; or

(xxiv)    commit, authorize or agree to take any of the foregoing actions or enter into any letter of intent (binding or non-binding) or similar agreement.

(b)          Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or any Company Subsidiary prior to the Effective Time. Prior to the Effective Time, each of Parent and Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ respective operations.

Section 6.2.          Proxy Statement; Company Stockholders Meeting.

(a)          Proxy Statement. Within fifteen (15) Business Days after the date of this Agreement, the Company shall prepare a proxy statement relating to the Company Stockholders Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”). The Company shall cause the Proxy Statement to be filed with the SEC as promptly as practicable (and in no event later than fifteen (15) Business Days) after the date of this Agreement. Parent and Merger Sub each shall furnish all information concerning it and its Affiliates, if applicable, as the Company may reasonably request in connection with such actions and the preparation of the Proxy Statement. Subject to and without limiting the rights of the Company Board pursuant to Section 6.4, the Proxy Statement shall include (i) the Company Recommendation, (ii) all material disclosure relating to the Company Financial Advisor (including the amount of fees and other consideration the Company Financial Advisor will receive upon consummation of the Merger, and the conditions for the payment of such fees and other consideration), the opinion referred to in Section 4.3(b) and the basis for rendering such opinion and (iii) a copy of Section 262 of the DGCL. The Company shall ensure that the Proxy Statement complies in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder and satisfies all rules of NASDAQ. The Company shall use commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after the filing thereof.

(b)          SEC Comments. The Company, after consultation with Parent, will use its reasonable best efforts to respond as promptly as practicable to any comments made by the SEC with respect to the Proxy Statement. The Company shall advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information and will promptly supply Parent with copies of all correspondence between the Company or any of the Company Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement. Prior to filing or mailing the Proxy Statement or filing any other filings or materials relating to the Company Stockholders Meeting (including any “soliciting material” as such term is used in Regulation 14A promulgated under the Exchange Act), or any amendment or supplement thereto, or responding to any comments of or otherwise communicating with the SEC with respect thereto, the Company shall provide Parent and its counsel with a reasonable opportunity to review and comment on such document, response or other communication, shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or its counsel and shall include in such document, response or other communication comments reasonably proposed by Parent or its counsel. As promptly as practicable, the Company shall mail the Proxy Statement and all other proxy materials to the holders of shares of Company Common Stock and, if necessary in order to comply with applicable securities Laws, after the Proxy Statement shall have been so mailed, promptly circulate amended or supplemented proxy material.

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(c)          Information Supplied. Each of Parent and the Company agrees, as to it and its Affiliates, directors, officers, employees, agents or other Representatives, that none of the information supplied or to be supplied by Parent or the Company, as applicable, expressly for inclusion or incorporation by reference in the Proxy Statement or any other documents filed or to be filed with the SEC in connection with the transactions contemplated hereby, will, as of the time such documents (or any amendment thereof or supplement thereto) are filed with the SEC and mailed to the holders of shares of Company Common Stock and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Merger Sub and the Company further agrees that all documents that such Party is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and any other applicable Laws and will not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither the Company, on the one hand, nor Parent or Merger Sub, on the other hand, makes any covenant with respect to any information provided by the other for inclusion or incorporation by reference in any document that such first Party is responsible for filing with the SEC in connection with the Merger. If at any time prior to the Company Stockholders Meeting, any event or circumstance relating to Parent, Merger Sub, the Company or any Company Subsidiary or their respective Affiliates, officers or directors which should be set forth in an amendment or a supplement to the Proxy Statement (so that such document would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading) should be discovered by Parent or the Company, such Party shall promptly inform the other Party and, if requested by Parent, the Company shall amend or supplement the Proxy Statement promptly to disclose such event or circumstance and, to the extent required by applicable Law, disseminate such amendment or supplement to the stockholders of the Company.

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(d)          Stockholders’ Meeting.

(i)          The Company shall duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) to be held as promptly as practicable following the Proxy Statement Clearance Date; provided, that without the prior written consent of Parent, the Company Stockholders Meeting shall not be held later than forty-five (45) days after the date of the Proxy Statement Clearance Date. The Company may not adjourn, postpone or call a recess of the Company Stockholders Meeting without the prior written consent of Parent; provided, that if, on a date for which the Company Stockholders’ Meeting is scheduled, the Company has not received proxies representing a sufficient number of votes to obtain the Stockholder Approval or to obtain a quorum for such meeting, the Company shall, at Parent’s request, postpone or adjourn the Company Stockholders’ Meeting solely for the purpose of and for the minimum time reasonably necessary to obtain the Stockholder Approval.

(ii)         As promptly as practicable after the date of this Agreement, the Company shall take all action necessary in accordance with the DGCL, the Company Certificate of Incorporation, the Company Bylaws and the NASDAQ Stock Market Rules to establish a record date for purposes of determining stockholders entitled to notice of and vote at the Company Stockholders Meeting (the “Record Date”) and to commence a “broker search” pursuant to Section 14a-13 of the Exchange Act with respect to the Company Stockholders Meeting. The Company shall consult with Parent in good faith regarding the foregoing. Once the Company has established the Record Date, the Company shall not change such Record Date or establish a different record date for the Company Stockholders Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

(iii)        The Company’s obligation to establish a record date for, call, give notice of, convene and hold the Company Stockholders’ Meeting pursuant to this Section 6.2(d) shall not be limited, or otherwise affected, by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal or by the making of a Company Adverse Recommendation Change or an Intervening Event Change of Recommendation, and notwithstanding any Company Adverse Recommendation Change or Intervening Event Change of Recommendation, unless this Agreement is validly terminated pursuant to, and in accordance with Article VIII, this Agreement shall be submitted to the Company Stockholders for the purpose of obtaining the Stockholder Approval. Unless there has been a Company Adverse Recommendation Change or an Intervening Event Change of Recommendation specifically permitted by Section 6.4(d), the Company shall use its reasonable best efforts to solicit the Stockholder Approval. Upon the request of Parent, the Company shall promptly advise Parent as to the aggregate tally of the proxies received by the Company or its Representatives with respect to the Stockholder Approval. Without the prior written consent of Parent, the adoption of this Agreement and, if applicable, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith, shall be the only matters (other than procedural matters related thereto) which the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting.

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Section 6.3.          Access to Information; Confidentiality. From the execution and delivery of this Agreement to the Effective Time, the Company and each Company Subsidiary shall, and shall cause their respective Representatives (collectively, “Company Representatives”) to, (i) provide to Parent and Merger Sub and each of their respective Representatives (collectively, “Parent Representatives”) access at reasonable times during normal business hours, upon prior notice, to the officers, employees, agents, properties, assets, offices, Contracts, customers, suppliers and other facilities of the Company and the Company Subsidiaries and to the books and records thereof and (ii) furnish or cause to be furnished as promptly as reasonably practicable after request therefor such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent, Merger Sub or any Parent Representative may reasonably request; provided, that until the Effective Time, the Company shall not be required to provide access to or furnish any information if doing so would violate applicable Law, or where such access to information would involve the waiver of an attorney-client privilege so long as the Company has taken all reasonable steps to permit inspection of or to disclose such information on a basis that does not violate applicable Law or compromise the Company’s or any Company Subsidiary’s privilege with respect thereto, including by disclosing such information to external counsel to Parent to the extent required to comply with applicable Law or maintain such privilege, as applicable. Notwithstanding the forgoing, the Company shall provide to Parent and Merger Sub, without having to be requested to do so, the monthly management financial reporting package for each month up to and including the month of the Effective Time as soon as the same is available and consistent with past practice. All information exchanged pursuant to this Section 6.3 shall be subject to the NDA.

Section 6.4.          No Solicitation of Transactions.

(a)          Notwithstanding any other provision of this Agreement to the contrary, but subject to Section 6.4(b), during the period beginning on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time:

(i)          the Company will cease and cause to be terminated any discussions or negotiations with any Person and its Representatives that would be prohibited by this Section 6.4(a), request the prompt return or destruction of all non-public information concerning the Company or the Company Subsidiaries theretofore furnished to any such Person with whom a confidentiality agreement was entered into at any time within the three month period immediately preceding the date of this Agreement and will:

(A)         cease providing any further information with respect to the Company or any Acquisition Proposal or potential Acquisition Proposal to any such Person or its Representatives; and

(B)         terminate all access granted to any such Person and its Representatives to any physical or electronic data room.

(ii)         the Company and the Company Subsidiaries shall not, and shall not instruct, authorize or permit any of their respective Representatives to, directly or indirectly:

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(A)         solicit, initiate, facilitate, assist, induce or knowingly encourage any inquiries regarding, or the making, submission or announcement of any proposal, offer or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal;

(B)         furnish to any Person (other than to Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of the Company Subsidiaries or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of the Company Subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or to encourage, facilitate or assist, any proposal, offer or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal;

(C)         participate or engage in discussions or negotiations with any Person with respect to any proposal, offer or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal (other than informing such Persons of the provisions contained in this Section 6.4);

(D)         approve, endorse or recommend any proposal, offer or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal;

(E)         approve, endorse, recommend, or execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement constituting or relating to an Acquisition Proposal or any proposal, offer or inquiry that is intended to or would reasonably be expected to lead to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (an “Alternative Acquisition Agreement”);

(F)         terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement or Takeover Provisions to which the Company or any of its Affiliates or Representatives is a party with respect to any proposal, offer or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal, or otherwise fail to enforce any of the foregoing, except at any time prior to the receipt of the Stockholder Approval solely to the extent (1) the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (2) the scope of such action is limited to allowing such Person to make an unsolicited confidential Acquisition Proposal to the Company Board in accordance with and not in violation of this Section 6.4; or

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(G)         resolve, agree or propose to do any of the foregoing.

(b)          Notwithstanding anything to the contrary contained in this Section 6.4, if at any time following the date of this Agreement and prior to the receipt of the Stockholder Approval:

(i)          the Company receives a written Acquisition Proposal that the Company Board believes in good faith to be bona fide and such Acquisition Proposal has not been withdrawn;

(ii)         such Acquisition Proposal was unsolicited and did not otherwise result from a breach of this Section 6.4;

(iii)        the Company Board determines in good faith (after consultation with outside legal counsel and its financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal; and

(iv)        the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to take the actions referred to in clause (A) or (B) below would be inconsistent with the directors’ fiduciary duties to the stockholders of the Company under applicable Law, then the Company may:

(A)         furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement; provided, that (I) the Company shall provide Parent a non-redacted copy of each confidentiality agreement the Company has executed in accordance with this Section 6.4 and (II) that any non-public information provided to any such Person shall have been previously provided to Parent or shall be provided to Parent prior to or concurrently with the time it is provided to such Person; and

(B)         participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal.

Notwithstanding the foregoing, the Company shall not provide (and shall not instruct, authorize or permit any of its Representatives to provide) to any potential strategic buyer any commercially or competitively sensitive non-public information in connection with the actions permitted by this Section 6.4(b), except in accordance with “clean room” or other similar procedures designed to limit any adverse effect of the sharing of such information on the Company.

(c)          Except as expressly provided by Section 6.4(d), at any time after the execution and delivery of this Agreement, neither the Company Board nor any committee thereof shall:

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(i)          withhold or withdraw (or publicly propose or resolve to withhold or withdraw) or, in any manner adverse to Parent or Merger Sub, qualify, amend or modify (or publicly propose or resolve to qualify, amend or modify), the Company Recommendation;

(ii)         fail to include the Company Recommendation in the Proxy Statement;

(iii)        fail to publicly reaffirm the Company Board Recommendation within five (5) Business Days after Parent so requests in writing or, if the Stockholders Meeting is scheduled to be held within five (5) Business Days of such request, within one (1) Business Day after such request and in any event, prior to the date of the Stockholders Meeting (provided, that Parent may not make such a request on more than three (3) occasions unless any such request relates to the announcement or commencement of an Acquisition Proposal or any material change thereto);

(iv)        approve, adopt or recommend or propose (publicly or otherwise) to approve, adopt or recommend, or otherwise declare advisable the approval by the Company stockholders of, an Acquisition Proposal; or

(v)         take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board pursuant to Rule 14D-9(f) of the Exchange Act (any action described in clauses (i) through (v), a “Company Adverse Recommendation Change”).

(d)          Notwithstanding anything to the contrary in this Agreement, at any time prior to the receipt of the Stockholder Approval:

(i)          if the Company has received a bona fide written Acquisition Proposal after the date of this Agreement that was unsolicited and did not otherwise result from a breach of this Section 6.4 and that has not been withdrawn, subject to compliance with this Section 6.4(d) (A) the Company Board may effect a Company Adverse Recommendation Change with respect to such Acquisition Proposal or (B) the Company Board may authorize the Company to terminate this Agreement pursuant to Section 8.1(c)(ii) and substantially concurrently enter into a binding Alternative Acquisition Agreement, if and only if, prior to taking any such action:

(A)         the Company Board shall have determined in good faith, after consultation with its independent financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal;

(B)         the Company Board shall have determined in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties to the stockholders of the Company under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to this Section 6.4;

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(C)         the Company shall have complied in all respects with its obligations under this Section 6.4;

(D)         the Company shall have provided prior written notice (a “Determination Notice”) to Parent at least five (5) Business Days in advance (the “Notice Period”), to the effect that the Company Board has received such a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Company Board has resolved to effect a Company Adverse Recommendation Change or to terminate this Agreement pursuant to this Section 6.4(d)(i), which notice shall specify the basis for such Company Adverse Recommendation Change or termination, including the identity of the Person making the Superior Proposal and the material terms and conditions thereof, and shall include copies of all relevant documents (including a copy of the proposed Alternative Acquisition Agreement) relating to such Superior Proposal (it being understood that any material revision, amendment, update or supplement to the terms and conditions of such Superior Proposal (including any change to the financial terms) shall be deemed to constitute a new Superior Proposal and shall require a new notice with an additional three (3) Business Day period from the date of such notice);

(E)         prior to effecting such Company Adverse Recommendation Change or termination, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent and the Parent Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal;

(F)         at or following the end of such Notice Period, the Company Board continues to determine in good faith, after consultation with an independent financial advisor and outside legal counsel, that such Acquisition Proposal continues to be a Superior Proposal and failure to take such action would continue to be inconsistent with the directors’ fiduciary duties to the stockholders of the Company under applicable Law (in each case taking into account any revisions to this Agreement made or proposed in writing by Parent); and

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(G)         in the case that the Company Board authorizes the Company to terminate this Agreement to substantially concurrently enter into a binding Alternative Acquisition Agreement for such Superior Proposal, the Company shall have validly terminated this Agreement in accordance with Section 8.1(c)(ii), including the payment of the Company Termination Fee in accordance with Section 8.2(b)(i); or

(ii)         other than in connection with an Acquisition Proposal, the Company Board may take any action prohibited by clauses (i), (ii) or (iii) of Section 6.4(c) (an “Intervening Event Change of Recommendation”) in response to an Intervening Event if and only if, prior to taking any such action:

(A)         the Company Board shall have determined in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties to the stockholders of the Company under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to this Section 6.4;

(B)         the Company shall have complied in all respects with its obligations under this Section 6.4;

(C)         the Company shall have provided Parent with written notice of and information describing such Intervening Event promptly after becoming aware of it, and shall have continued to keep Parent reasonably informed of developments with respect to such Intervening Event;

(D)         the Company shall have provided a Determination Notice to Parent for at least the Notice Period to the effect that the Company Board has determined to effect an Intervening Event Change of Recommendation and that failure to take such action would be inconsistent with the directors’ fiduciary duties to the stockholders of the Company under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to this Section 6.4, which notice shall specify the Intervening Event in reasonable detail;

(E)         prior to effecting such Intervening Event Change of Recommendation, the Company and its Representatives shall, during the Notice Period, negotiate with Parent and the Parent Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement in such a manner that such Intervening Event no longer necessitates such Intervening Event Change of Recommendation; and

(F)         at or following the end of such Notice Period, the Company Board continues to determine in good faith, after consultation with outside legal counsel, that such Intervening Event continues to constitute an Intervening Event, such Intervening Event continues to necessitate an Intervening Event Change of Recommendation and failure to effect an Intervening Event Change of Recommendation in response to such Intervening Event would continue to be inconsistent with the directors’ fiduciary duties to the stockholders of the Company under applicable Law (in each case taking into account any revisions to this Agreement made or proposed in writing by Parent).

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(e)          Nothing contained in this Section 6.4 shall be deemed to prohibit the Company or the Company Board from complying with its disclosure obligations under U.S. federal or state Law with respect to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any substantially similar communication to stockholders); provided, that if such disclosure includes a Company Adverse Recommendation Change, such disclosure shall be deemed to be a Company Adverse Recommendation Change (it being understood that a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act shall not in and of itself be deemed to be a Company Adverse Recommendation Change), it being understood that any such statement or disclosure made by the Company Board pursuant to this Section 6.4(e) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board and the rights of Parent under this Section 6.4, it being understood that nothing in the foregoing will be deemed to permit the Company or the Company Board to effect a Company Adverse Recommendation Change other than in accordance with Section 6.4(d).

(f)          The Company agrees that it will promptly (and, in any event, within twenty-four (24) hours of receipt) notify Parent in writing if any inquiries, proposals or offers with respect to, constituting or that are reasonably expected to lead to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company, any Company Subsidiary or any Company Representative indicating, in connection with such notice, the identity of the Person or group of Persons making such inquiry, indication, request for information or discussion, offer or proposal and the material terms and conditions of and facts surrounding any requests, inquiries, proposals or offers (including, if applicable, copies of any written requests, inquiries, proposals or offers, including proposed agreements) and thereafter shall keep Parent reasonably informed, on a prompt basis, of the status, terms and details (including, within twenty-four (24) hours after the occurrence of any amendment, modification, development, discussion or negotiation) of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions (including any amendments thereto) and the status of any such discussions or negotiations. Without limiting the generality of the foregoing, the Company shall (i) promptly (and in any event within twenty-four (24) hours) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to this Section 6.4 and (ii) provide to Parent promptly and in any event within twenty-four (24) hours after receipt or delivery thereof, copies of all draft agreements (and any other written material to the extent such material contains any financial terms, conditions or other material terms relating to any Acquisition Proposal) sent by or provided to the Company or any Company Representative in connection with any Acquisition Proposal.

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(g)          The Company agrees that any violation of the restrictions set forth in this Section 6.4 by any Representative of the Company or any of its Subsidiaries shall be deemed to be a material breach of this Agreement by the Company.

(h)          The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to comply with any of the terms of this Section 6.4, and represents that neither it nor any of its Subsidiaries is a party to any such agreement.

(i)          The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision of any other Takeover Law) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, in each case unless such actions are taken substantially concurrently with a termination of this Agreement pursuant to Section 8.1(c)(ii).

Section 6.5.          Regulatory Matters.

(a)          Subject to the terms and conditions of this Agreement, each of the Parties shall cooperate with the other Parties and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing set forth in Article VII to be satisfied as promptly as practicable, including preparing and filing promptly and fully all documentation to effect all Antitrust Consents and (ii) obtain all Antitrust Consents.

(b)          In furtherance and not in limitation of the foregoing, each Party agrees to make an appropriate filing pursuant to the HSR Act and any other applicable Antitrust Laws with respect to the Merger as promptly as practicable following the date of this Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable Antitrust Law and use commercially reasonable efforts to take, or cause to be taken, all other actions consistent with this Section 6.5 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or any other applicable Antitrust Law (including any extensions thereof) as soon as practicable.

(c)          Each of the Parties shall use commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with obtaining an Antitrust Consent and in connection with any investigation or other inquiry by or before a Governmental Authority relating to Antitrust Laws and (ii) keep the other Parties informed in all material respects and on a reasonably timely basis of any material communication received by such Party from, or given by such Party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority. Subject to applicable Laws relating to the exchange of information, each of the Parties shall have the right to review in advance, and to the extent practicable, consult with the other on, all the information relating to the other Parties and their respective Affiliates, as the case may be, that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Merger related to Antitrust Laws; provided, that materials may be redacted (A) to remove references concerning the valuation of the assets or businesses to be acquired by Parent pursuant hereto, (B) as necessary to comply with contractual arrangements and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

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Section 6.6.          Financing.

(a)          Parent shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to maintain in effect the Equity Financing Commitments and to consummate the Equity Financing at or prior to the Closing. Parent shall not agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, or voluntarily replace the Equity Financing Commitments or any definitive agreements related to the Equity Financing, in each case, without the Company’s prior written consent.

(b)          [Reserved.]

(c)          Without limiting the generality of the foregoing, Parent shall give the Company prompt written notice of any material breach, material default, repudiation, cancellation or termination by any party to the Equity Financing Commitments or any termination of the Equity Financing Commitments.

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(d)          Prior to the Closing, the Company shall provide to Parent, and shall cause the Company Subsidiaries to, and shall use its commercially reasonable efforts to cause its and the Company Representatives, including legal and accounting, to provide to Parent, on a timely basis, all cooperation reasonably requested by Parent in connection with the arrangement, syndication and consummation of the Debt Financing, which is customarily required for financings of the type contemplated by the Debt Financing Commitments in connection with the Debt Financing, including the following: (i) furnishing Parent and the Lenders as promptly as reasonably practicable with the Required Information; (ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers, bookrunners or agents for, and prospective lenders of, the Debt Financing and senior management of the Company), lender presentations, road shows, due diligence sessions (and providing diligence materials reasonably requested by Parent including, subject to a confidentiality agreement, to the Lenders), and other marketing efforts at times and places to be mutually agreed; (iii) assisting with the preparation of offering and syndication documents and materials, including lender and investor presentations and similar documents and materials in connection with the Debt Financing (provided, that such assistance shall not include providing a description of the Debt Financing, including any information customarily provided by the Debt Financing sources or their counsel); (iv) using commercially reasonable efforts to obtain such consents, waivers, estoppels, approvals, authorizations and instruments which may be reasonably requested by Parent or Merger Sub in connection with the Debt Financing and collateral arrangements, including customary payoff letters, lien releases, instruments of termination or discharge, legal opinions, appraisals, engineering reports, surveys, title insurance, landlord consents, waivers and access agreements; (v) executing and delivering customary authorization letters for use in the lender investor presentation referred to in clause (iii) above and definitive financing documentation, including pledge and security documents, guarantees, certificates, and facilitating the delivery of legal opinions, as may be reasonably requested by Parent in each case, with respect to information regarding the Company; (vi) providing “know your customer” and anti-money laundering documentation and information required by regulatory authorities in connection with the Debt Financing (to the extent required by Paragraph 8 of Schedule I of the Debt Financing Commitments) and (vii) obtaining customary assistance from the Company’s accounting firm with respect to financial information customarily derived from the financial statements of the Company in financing transactions of this type; provided, that, in each case, nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or cause competitive harm to the Company or the Company Subsidiaries if the transactions contemplated by this Agreement are not consummated; provided, further, that the Company shall not (A) be required to pay any commitment or other similar fee, have any liability or obligation under any loan agreement and related documents, or incur any other liability in connection with the Debt Financing contemplated by the Debt Financing Commitments (other than, in each case, in connection with the delivery of authorization letters and other than liabilities, obligations, fees and expenses which are contingent upon the Closing or that would be effective after the Closing or fees and expenses that are promptly reimbursed by Parent), deliver or obtain opinions of internal or external counsel, provide access to or disclose information where the Company determines that such access or disclosure could jeopardize the attorney-client privilege or contravene any Law or Contract, deliver any audited financial statements, to the extent not already available to the Company or waive or amend any terms of this Agreement or any other Contract to which the Company or the Company Subsidiaries are a party, or (B) be required to take any action that will conflict with or violate this Agreement, the Company’s or any Company Subsidiary’s organizational documents or any Law applicable to the Company or would cause any condition to the Closing not to be satisfied; and provided, further, that (x) none of the directors of the Company, acting in such capacity, shall be required to execute, deliver or enter into or perform any agreement, document or instrument, including any definitive financing documentation, with respect to the Debt Financing or adopt any resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained, (y) none of the Company, the Company Subsidiaries or their respective directors, officers or employees shall be required to execute, deliver or enter into, or perform any agreement, document or instrument (other than the authorization and representation letters contemplated above), including any definitive financing documentation, with respect to the Debt Financing that is not contingent upon the Closing or that would be effective prior to the Closing and (z) none of the directors or managers of the Company Subsidiaries shall be required to any adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained, in each case which are effective prior to the Closing. In addition, the Company shall arrange for delivery of customary payoff letters to be delivered at least three (3) Business Days prior to Closing to allow for the payoff, discharge and termination in full of all funded indebtedness and Encumbrances (other than Permitted Encumbrances) related thereto to be extinguished on the Closing Date.

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Notwithstanding anything in this Agreement to the contrary, without limiting the Company’s cooperation obligations under this Section 6.6(d), with respect to any amendment, modification, supplement, restatement or replacement of the Debt Financing Commitments (any such amendment, modification, supplement, restatement or replacement, a “Replacement Financing”), if (x) the cooperation required to be provided pursuant to this Section 6.6(d), in connection with such Replacement Financing is more onerous to the Company than what is required to be provided pursuant to this Section 6.6(d) with respect to the Debt Financing Commitments and without giving effect to any Replacement Financing contemplated thereunder (to the extent more onerous, the “Incremental Debt Financing Cooperation”) and (y) the Company fails to provide any portion of such Incremental Debt Financing Cooperation, then such failure to provide such Incremental Debt Financing Cooperation shall not be deemed to be a breach of this Section 6.6(d).

(e)          Parent shall (i) if the Closing does not occur, indemnify and hold harmless the Company from and against any and all liabilities and expenses suffered or incurred by them in connection with the arrangement of the Debt Financing contemplated by the Debt Financing Commitments and the performance of their respective obligations under this Section 6.6 and any information utilized in connection therewith (other than information related to the Company or its Subsidiaries provided by or on behalf of the Company or its Subsidiaries in writing specifically for use in connection with the Debt Financing offering documents) and (ii) promptly upon request of the Company, reimburse the Company for all reasonable costs and expenses incurred by the Company (including those of the Company Representatives) in connection with the cooperation required by this Section 6.6.

(f)          The Company hereby consents to the use of any logos of the Company and the Company Subsidiaries in connection with the Debt Financing; provided, that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company. The Company shall promptly, upon the written request of Parent, provide Parent with an electronic version of the trademarks, service marks and corporate logo of the Company and the Company Subsidiaries for use in marketing materials for the purpose of facilitating the syndication of the Debt Financing.

Section 6.7.          Notices of Certain Events. From and after the date of this Agreement until the Effective Time, each of the Company and Parent shall promptly notify the other orally and in writing and keep the other reasonably informed with respect to the status of (i) the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any Party to effect the Merger not to be satisfied, (ii) any Action commenced or, to any Party’s Knowledge, threatened against, such Party or any of its Subsidiaries or Affiliates (including its officers or directors) or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates (including its officers or directors), in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated hereby (including by providing copies of all pleadings with respect thereto) (the “Transaction Litigation”), (iii) the failure of any such Party to comply with or satisfy (or any change, condition or event that that results or would reasonably be expected to result in any failure of such party to comply with or satisfy) any material covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, (iv) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the related transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated hereby, (v) any other notice or communication from any Governmental Entity in connection with the Merger or the related transactions contemplated hereby or (vi) any change, condition or event that renders or would reasonably be expected to render any representation or warranty of such Party set forth in this Agreement (disregarding any materiality qualification contained therein) to be untrue or inaccurate in any material respect at the Closing; provided, that the delivery of any notice pursuant to this Section 6.7 shall not cure any breach of or otherwise affect any representation, warranty, covenant or right, or the conditions to the obligations, of the Parties hereunder or otherwise limit or affect the obligations of or remedies available hereunder to any Party.

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Section 6.8.          Transaction Litigation. The Company shall (a) give Parent the opportunity to participate in the defense, settlement and/or prosecution of any Transaction Litigation, and (b) consult with Parent with respect to the defense, settlement and/or prosecution of any Transaction Litigation. The Company must not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.9.          Publicity. The initial press release regarding the Merger shall be in an agreed form between the Company and Parent. Thereafter, no public release or announcement concerning the Merger or any other transactions contemplated by this Agreement shall be issued or made by any Party without the prior consent of the other Party or Parties, except (a) as required by applicable Law or the listing rules of NASDAQ, in which case the Party required to make the release or announcement shall allow the other Party or Parties reasonable time to comment on such release or announcement in advance of such issuance and shall give due consideration to such comments or (b) with respect to any Company Adverse Recommendation Change or Intervening Event Change of Recommendation in accordance with Section 6.4.

Section 6.10.         Employment Matters.

(a)          During the period commencing at the Closing and ending on the date that is twelve (12) months following the Closing Date, Parent shall, or shall cause the Surviving Corporation to, provide each employee and officer of the Company or the Subsidiaries who is employed immediately prior to the Effective Time (each, a “Continuing Employee””) with (i) a base salary or wage level at an annual rate that is substantially similar to the annual rate of the base salary or wage level that was provided to such Continuing Employee immediately prior to the Effective Time and (ii) employee benefits that are no less favorable in the aggregate than the benefits that each such Continuing Employee was entitled to receive immediately prior to the Effective Time.

(b)          From and after the Closing, Parent shall, or shall cause the Surviving Corporation to, continue to honor, pay, perform and satisfy any and all liabilities, obligations and responsibilities to, or in respect of, each employee, officer and independent contractor of the Company and the Subsidiaries, and each former employee, officer and independent contractor of Company and the Subsidiaries, as of the Closing arising under the terms of, or in connection with, any Company Plan in accordance with the terms thereof.

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(c)          For all purposes under the employee benefit and compensation plans, programs, agreements and arrangements of Parent, the Surviving Corporation or any of their respective subsidiaries in which Continuing Employees are eligible to participate following the Closing (the “Purchaser Plans”), all periods of service with the Company or any Company Subsidiary, as applicable, or any predecessor entity thereto, by any Continuing Employee prior to the Closing Date will be credited for eligibility, participation and vesting purposes (other than for purposes of benefit accrual under any defined benefit pension plan) under such plan, program or policy and for purposes of calculating benefits under any severance, sick leave or vacation plans, except where such crediting would result in duplication of benefits. The Purchaser Plans shall not deny Continuing Employees coverage on the basis of pre-existing conditions to the extent such conditions were waived or satisfied under similar Company Plans immediately prior to the Closing and shall credit such Continuing Employees for any deductibles and out-of-pocket expenses paid prior to the Closing Date in satisfying any deductibles and out-of-pocket expenses in the applicable plan year to which such deductibles and out-of-pocket expenses relate.

(d)          The parties hereto acknowledge and agree that all provisions contained in this Section 6.10 with respect to employees of the Company and the Subsidiaries are included for the sole benefit of the Parties and shall not create any right, including any third-party beneficiary right, (i) in any other Person, including, without limitation, any employee, former employee or any participant or any beneficiary thereof in any Company Plan or Purchaser Plan, or (ii) to employment or continued employment with the Company, any of the Subsidiaries, Parent or the Surviving Corporation. Nothing contained in this Section 6.10, express or implied, is intended to be or shall be considered to be an amendment or adoption of any plan, program, agreement, arrangement or policy of the Company, any of the Subsidiaries, Parent or the Surviving Corporation nor shall it interfere with Parent’s, the Surviving Corporation’s or any of the Subsidiaries’ right to amend, modify or terminate any Company Plan (subject to the terms of such Company Plan) or to terminate the employment of any employee of the Company or the Subsidiaries for any reason; provided, that the Surviving Corporation and the Subsidiaries shall be subject to the provisions of Section 6.10(a).

Section 6.11.         Resignation of Directors. At the Closing, except as otherwise may be agreed by Parent, the Company shall deliver to Parent the resignations of all members of the Company Board who are in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.

Section 6.12.         Indemnification of Directors and Officers.

(a)          All rights of indemnification existing in favor of the current or former directors and officers of the Company and the Company Subsidiaries (the “Indemnified Parties”) as provided in the Certificate of Incorporation and the Company Bylaws or under any indemnification agreements between any Indemnified Party and the Company or any Company Subsidiary that have been delivered and made available to Parent prior to the date hereof, in each case as in effect on the date of this Agreement and previously made available to Parent, shall survive the Merger and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law.

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From the Effective Time through the sixth (6th) anniversary of the Effective Time (such period, the “Tail Period”), the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable in any material respect with respect to indemnification and limitation of liabilities of the Indemnified Parties and advancement of expenses than are set forth as of the date of this Agreement in the Certificate of Incorporation and Company Bylaws, except as required by Applicable Law.

(b)          During the Tail Period, the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering each officer and director currently covered by the Company’s directors’ and officers’ liability insurance policy (a correct and complete copy of which has been heretofore made available to Parent) for acts or omissions occurring prior to the Effective Time with respect to any matter claimed against such person by reason of him or her serving in such capacity on terms with respect to such coverage and amounts no less favorable in any material respect in the aggregate than those of such policy in effect on the date of this Agreement (such current annual premium, as set forth in Section 6.12(b) of the Company Disclosure Letter, the “Current Premium Amount”); provided, that in no event shall the aggregate cost of such insurance policy exceed for any one policy year during the Tail Period 300% of the Current Premium Amount, it being understood that the Surviving Corporation shall nevertheless be obligated to provide such coverage, with respect to each year during the Tail Period, as may be obtained for such amount. In lieu of the foregoing insurance coverage, prior to the Closing Date, the Company may (following reasonable consultation with Parent), or the Company shall if requested by Parent, obtain a prepaid (or “tail”) directors’ and officers’ liability insurance policy, the material terms of which, including coverage and amount, are no less favorable in the aggregate than the insurance coverage otherwise required under this Section 6.12(b); provided, that in no event shall the aggregate cost of any such tail policy in respect of the entire Tail Period exceed 600% of the Current Premium Amount.

(c)          In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations of such Person set forth in this Section 6.12.

(d)          The provisions of this Section 6.12 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their respective heirs and representatives.

Section 6.13.         State Takeover Provisions. The Company and the Company Board shall (i) take all actions necessary to ensure that no Takeover Provision is or becomes applicable to this Agreement or the transactions contemplated by this Agreement and (ii) if any Takeover Provision is or becomes applicable to this Agreement or the transactions contemplated by this Agreement, take all actions necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Provision on this Agreement, the Merger or the other transactions contemplated by this Agreement.

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Section 6.14.         Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares of Company Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.15.         Excess Cash. Upon receipt of written request from Parent or Merger Sub on or after May 10, 2016, the Company will use commercially reasonable efforts to cause, including obtaining the necessary Permits required in order to cause, each Company Subsidiary organized in a non-U.S. jurisdiction to distribute all available cash to the Company (or to a Company Subsidiary organized in the United States) before the Closing Date (and shall cooperate with Parent and Merger Sub in doing so and keep them reasonably apprised of the status of the process of obtaining such Permits and distributing such cash).

Article VII
Closing Conditions

Section 7.1.          Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each Party to effect the Merger are subject to the satisfaction, or written waiver by Parent and the Company (if permissible under Law), at or prior to the Closing of the following conditions:

(a)          Stockholder Approval. The Stockholder Approval shall have been obtained.

(b)          Antitrust Laws. Any applicable waiting periods (and any extensions thereof) under, and any approvals required pursuant to, the Antitrust Consents will have expired or otherwise been terminated or shall have been obtained.

(c)          No Injunctions or Restraints. No Order (whether temporary, preliminary or permanent in nature) issued by any court of competent jurisdiction or other restraint or prohibition of any Governmental Authority shall be in effect, no action shall be pending seeking such an Order, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Authority that, in any case, restrains, prohibits or makes illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement.

Section 7.2.          Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions, any one or more of which may be waived in writing by Parent:

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(a)          Representations and Warranties. Representations and Warranties. (i) The representations and warranties of the Company set forth in the second sentence of Section 4.2(a) (Capitalization) and the first three sentences of Section 4.2(b) (Capitalization) shall be true and correct in all respects except for de minimis inaccuracies, (ii) the representations and warranties of the Company set forth in Section 4.1 (Organization and Qualification), the third sentence of Section 4.2(a) (Capitalization), the fourth sentence of Section 4.2(b) (Capitalization), Section 4.2(f) (Capitalization), Section 4.3 (Corporate Authority; Approval and Fairness), Section 4.22 (Anti-Takeover Provisions) and Section 4.23 (Brokers) shall be true and correct in all material respects and (iii) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) except for such failures to be true and correct which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, in each case, with respect to clauses (i), (ii) and (iii), as of the date of this Agreement and as of the Closing Date as if made at and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date).

(b)          Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)          No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect or any event, change or effect that has had or would reasonably be expected to have a Company Material Adverse Effect.

(d)          Officer’s Certificate. Parent shall have received a certificate of an executive officer of the Company confirming the satisfaction of the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c).

(e)          Other Certificates. The Company shall have delivered to Parent: (i) a copy of the resolution or consent of the Company Board approving this Agreement and the Merger duly certified by a duly authorized officer of the Company and (ii) a certificate in customary form and substance reasonably acceptable to Parent executed by a duly authorized officer of the Company certifying that the Company is not and has not been a United States real property holding corporation in compliance with Treasury Regulations Section 1.897-2(h).

Section 7.3.          Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions, any one of which may be waived in writing by the Company.

(a)          Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any materiality qualifications set forth therein) as of the date of this Agreement and as of the Closing Date as if made at and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for such failures to be true and correct which, individually or in the aggregate, would not prevent or materially delay the ability of Parent and Merger Sub to consummate the Merger.

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(b)          Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)          Officer’s Certificate. The Company shall have received a certificate of an executive officer of Parent confirming the satisfaction of the conditions set forth in Section 7.3(a) and Section 7.3(b).

Article VIII
Termination, Amendment and Waiver

Section 8.1.          Termination. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating Party or Parties, whether before or after receipt of the Stockholder Approval:

(a)          by mutual written consent of Parent and the Company;

(b)          by either Parent or the Company:

(i)          if the Merger shall not have been consummated by 11:59 p.m., Eastern time, on October 14, 2016 (the “End Date”); provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party if the failure of the Closing to occur prior to the End Date resulted from the failure of such Party to perform any of its covenants or obligations under this Agreement;

(ii)         if (A) any Order of any Governmental Authority having competent jurisdiction is entered enjoining the Company, Parent or Merger Sub from consummating the Merger and such Order has become final and nonappealable, or (B) there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any Party whose breach of any provision of this Agreement resulted in the imposition of any such Order or the failure of such Order to be resisted, resolved or lifted, as applicable; or

(iii)        if the Stockholder Approval is not obtained at the Company Stockholders Meeting (or any adjournment or postponement thereof); provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall not be available to any Party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure to obtain such Stockholder Approval;

(c)          by the Company:

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(i)          if (A) Parent or Merger Sub shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Parent or Merger Sub such that the closing condition set forth in Section 7.3(b) would not be satisfied or (B) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 7.3(a) would not be satisfied and, in the case of clauses (A) or (B), such breach is incapable of being cured by the End Date or is not cured by Parent or Merger Sub within thirty (30) calendar days after Parent or Merger Sub receives written notice of such breach and the Company’s intention to terminate this Agreement pursuant to this Section 8.1(c)(i) from the Company; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if, at the time of such termination, there exists a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement that would result in the closing conditions set forth in Section 7.2(a) or Section 7.2(b), as applicable, not being satisfied;

(ii)         if prior to obtaining the Stockholder Approval, (A) the Company has received a Superior Proposal, (B) the Company Board has authorized the Company to enter into a definitive Alternative Acquisition Agreement to consummate the acquisition transaction contemplated by that Superior Proposal, (C) the Company has complied in all respects with Section 6.4 and (D) substantially concurrently with the termination of this Agreement, the Company enters into such Alternative Acquisition Agreement referred to in the foregoing clause (B); provided, that the right of the Company to terminate this Agreement pursuant this Section 8.1(c)(ii) is conditioned on and subject to the prior payment by the Company of the Company Termination Fee to Parent in accordance with Section 8.2(b)(i), and any purported termination pursuant to this Section 8.1(c)(ii) shall be void and of no force or effect if the Company shall not have paid the Company Termination Fee; or

(iii)        if (A) the Merger shall not have been consummated on the date upon which Parent is required to consummate the Closing pursuant to Section 2.2, (B) at the time of such termination, all conditions to Parent’s obligations to consummate the Closing pursuant to Section 2.2 other than those conditions that by their nature are to be satisfied by actions taken at the Closing continue to be satisfied, (C) the Company stood ready, willing and able to consummate the Merger and the other transactions contemplated by this Agreement on such date and continues to stand ready, willing and able to do so at all times during such three (3) Business Days described in the following clause (D), and the Company has given Parent irrevocable written notice at least one (1) Business Day prior to the date upon which Parent is required to consummate the Closing confirming that fact and (D) Parent and Merger Sub fail to consummate the Merger within three (3) Business Days following receipt of such written notice;

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(d)          by Parent:

(i)          if (A) the Company shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Company (other than Section 6.2 or Section 6.4) such that the closing condition set forth in Section 7.2(b) would not be satisfied or (B) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 7.2(a) would not be satisfied and, in the case of either (A) or (B), such breach is incapable of being cured by the End Date or is not cured by the Company within thirty (30) calendar days after the Company receives written notice of such breach and of Parent’s intention to terminate this Agreement pursuant to this Section 8.1(d)(i) from Parent or Merger Sub; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if, at the time of such termination, there exists a breach of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in this Agreement that would result in the closing conditions set forth in Section 7.3(a) or Section 7.3(b), as applicable, not being satisfied; or

(ii)         if, prior to the obtaining of the Stockholder Approval, (A) Parent shall have received written notice from the Company to the effect that the Company intends to terminate this Agreement in accordance with Section 6.4(d)(i), (B) the Company Board or any committee thereof shall have effected a Company Adverse Recommendation Change or an Intervening Event Change of Recommendation, (C) the Company Board shall, within five (5) Business Days of a tender or exchange offer relating to an Acquisition Proposal (whether or not a Superior Proposal) having been commenced, fail to publicly recommend against such tender or exchange offer, (D) the Company Board shall have failed to publicly reaffirm its recommendation of the Merger after any Acquisition Proposal or any material modification thereto is first commenced, publicly announced, distributed or disseminated to the Company’s stockholders within five (5) Business Days after Parent so requests in writing (or, if the Stockholders Meeting is scheduled to be held within five (5) Business Days of such request, within one (1) Business Day after such request and in any event, prior to the date of the Stockholders Meeting) or (E) the Company shall have breached or be deemed to have breached in any material respect its obligations under Section 6.2 or Section 6.4.

(e)          Notice of Termination. The Party desiring to terminate this Agreement pursuant to this Section 8.1 (other than under Section 8.1(a)) shall give written notice of such termination to the other Parties specifying the provision or provisions of this Section 8.1 pursuant to which such termination is purportedly effected and setting forth in reasonable detail the facts forming the basis for such termination pursuant to such provision or provisions.

Section 8.2.          Effect of Termination; Termination Fees.

(a)          Effect of Termination Generally. Any proper and valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. Except as otherwise set forth in this Section 8.2, in the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and of no further force or effect and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Representatives; provided, that the provisions of this Section 8.2 and Article IX shall remain in full force and effect and survive any termination of this Agreement in accordance with their respective terms; provided, further, that no Party shall be relieved or released from any liabilities or damages under this Agreement arising out of its willful breach of any provision of this Agreement (including the failure by any Party to pay any amounts due pursuant to this Section 8.2) or for fraud. Notwithstanding the foregoing, in no event shall any Party be liable for punitive damages. Notwithstanding anything else in this Agreement, in no event shall specific performance of Parent’s or Merger Sub’s obligation to cause the Cash Equity to be funded or to consummate the Merger or the other transactions contemplated by this Agreement survive any termination of this Agreement.

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(b)          Company Termination Fee.

(i)          In the event this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii), the Company must prior to or substantially concurrently with such termination pay the Company Termination Fee to Parent (or one or more of its designees) by wire transfer of same day funds to one or more accounts designated by Parent (or its designee(s)).

(ii)         In the event this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii), the Company shall pay the Company Termination Fee to Parent (or one or more of its designees) promptly, but in any event within two (2) Business Days after the date of such termination, by wire transfer of same day funds to one or more accounts designated by Parent (or its designee(s)).

(iii)        In the event that (A) this Agreement is terminated by (x) Parent pursuant to Section 8.1(d)(i) or (y) by either Parent or the Company pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii), (B) at or prior to the time of such termination an Acquisition Proposal or an intention to make an Acquisition Proposal shall have been made to the Company or the Company Stockholders or the Company Board or otherwise publicly announced or disclosed or otherwise communicated to senior management of the Company and (C) after the execution and delivery of this Agreement and prior to the twelve (12) month anniversary of the termination of this Agreement, the Company consummates the transactions contemplated by any Alternative Acquisition Agreement or any Acquisition Proposal or the Company enters into a definitive agreement providing for the consummation of the transactions contemplated by any Acquisition Proposal or the Company recommends or submits an Acquisition Proposal to the Company Stockholders for adoption (which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination hereof), then the Company shall, on the earliest date that such Alternative Acquisition Agreement or an Acquisition Proposal is consummated, entered into, recommended or submitted pay the Company Termination Fee to Parent (or one or more of its designees) by wire transfer of same day funds to one or more accounts designated by Parent (or its designee(s)); provided, that for purposes of this Section 8.2(b)(iii), all percentages in the definition of Acquisition Proposal shall be replaced with 50%.

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(iv)        In the event that this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(iii) under circumstances in which the Company Termination Fee is not then payable pursuant to Section 8.2(b)(iii), then the Company shall reimburse Parent and its Affiliates for all of their reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of financing sources, counsel, accountants, investment bankers, experts and consultants to Parent and Merger Sub and their Affiliates) actually incurred by Parent or Merger Sub or on their behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “Parent Expenses”), up to a maximum amount of $2,750,000; provided, that the payment by the Company of the Parent Expenses pursuant to this Section 8.2(b)(iv) shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 8.2(b) (except that such obligation shall be reduced by the amount of Parent Expenses already paid to Parent by the Company).

(v)         For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to be paid, the Company Termination Fee on more than one occasion; provided, that the payment by the Company of the Company Termination Fee shall not relieve the Company from any liability or damage resulting from a material breach of any of its covenants or agreements set forth in this Agreement. Parent shall have right to assign the right to receive the Company Termination Fee to one or more Persons in its sole discretion.

(c)          Liability. Notwithstanding anything to the contrary in this Agreement, no Parent Party, except Parent and Merger Sub, shall have any liability for any obligation or liability to the Company, any of its Affiliates or any of its or their direct or indirect stockholders for any claim for any loss suffered as a result of any breach of this Agreement or the Financing Commitments (other than RoundTable Healthcare Partners IV, L.P. or RoundTable Healthcare Investors IV, L.P. for any breach of the Equity Commitment Letter), or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise. For the purpose of this Section 8.2(c), “Parent Party” means, collectively, (i) Parent, Merger Sub and any of their respective Representatives and (ii) the Representatives of the Persons listed in the foregoing clause (i).

(d)          Acknowledgement. Each Party acknowledges that (i) the agreements contained in this Section 8.2 are an integral part of the transactions contemplated in this Agreement and (ii) without the agreements contained in this Section 8.2, the Parties would not have entered into this Agreement.

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Section 8.3.          Extension; Waiver. At any time prior to the Effective Time, the Parties may, to the extent permitted by applicable Law and subject to Section 8.4, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. No extension or waiver by the Company shall require the approval of the stockholders of the Company unless such approval is required by Applicable Law. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 8.4.          Amendment. This Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. No amendment of this Agreement shall be submitted to be approved by the stockholders of the Company unless required by Applicable Law. This Agreement may not be amended except by an instrument in writing signed by Parent and the Company.

Article IX
General Provisions

Section 9.1.          Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. None of the covenants or agreements of the Parties in this Agreement shall survive the Effective Time, other than (i) the covenants and agreements contained in this Article IX, the agreements of Parent, Merger Sub and the Company in Article III (Conversion of Securities; Exchange of Certificates), and Section 6.12 (Indemnification of Directors and Officers) and (ii) those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, which shall survive the consummation of the Merger until fully performed.

Section 9.2.          Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given (a) when received if delivered in person, by registered or certified mail (postage prepaid) or by national overnight courier or (b) upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail (but only if followed by transmittal by national overnight courier or hand delivery on the next Business Day), in each case as follows:

If to Parent or Merger Sub, at:

Symmetry Surgical Holdings, Inc.
c/o RoundTable Healthcare Partners
272 East Deerpath Road, Suite 350
Lake Forest, IL 60045

Attention:        R. Craig Collister, Senior Partner
Facsimile:         (847) 482-9215

E-mail:              ccollister@roundtablehp.com

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with copies (which shall not constitute notice) to:

Gibson, Dunn & Crutcher
200 Park Avenue
New York, New York 10166

Attention: Facsimile: E-mail:	Sean P. Griffiths (212) 351-5222 SGriffiths@gibsondunn.com

If to the Company, at:

Symmetry Surgical Inc.

3034 Owen Dr.

Antioch, TN 37013

Attention:	Tom Sullivan, Chief Executive Officer

David C. Milne, General Counsel

Facsimile:	1 (800) 342-3272
E-mail:	tom.sullivan@symmetrysurgical.com

david.milne@symmetrysurgical.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attention:	James T. Lidbury, Rachel Phillips
Facsimile:	+852 3664 6454
E-mail:	james.lidbury@ropesgray.com, rachel.phillips@ropesgray.com

or, in each case, to such other addresses as shall be given in writing by any such Person to each of the other Parties in accordance with this Section 9.2.

Section 9.3.          Fees and Expenses. Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

Section 9.4.          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

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Section 9.5.          Entire Agreement. This Agreement (together with the Exhibits, Parent Disclosure Letter, Company Disclosure Letter and the other documents delivered pursuant hereto), the Financing Commitments and the NDA constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof.

Section 9.6.          Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof. Accordingly, in the event of any breach by any Party of any covenant or obligation contained in this Agreement the non-breaching Party shall be entitled to seek an injunction or injunctions to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which such Party is entitled at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.6 shall not be required to provide any bond or other security in connection with any such order or injunction. Each Party further agrees that in the event of an action by any other Party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

Section 9.7.          Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)          This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the transactions contemplated hereby or the negotiation, execution or performance of this Agreement shall be construed, performed and enforced in accordance with the Laws of the State of Delaware without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

(b)          Any Action against, arising out of or relating to this Agreement, the Equity Financing Commitments or the transactions contemplated hereby or thereby (including the Merger) shall be brought solely and exclusively in the Court of Chancery of the State of Delaware; provided, that if (and only after) such court determines that it lacks subject matter jurisdiction over any such Action, such Action shall be brought in the Federal courts of the United States located in the State of Delaware. Each of the Parties agrees that a final judgment (subject to any appeals therefrom) in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any Action arising out of or relating to this Agreement, the Equity Financing Commitments or the transactions contemplated hereby or thereby, and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to such matters in any such court in accordance with the provisions of this Section 9.7. Each of the Parties hereby irrevocably waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court. Each of the Parties hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 9.2 (Notices). Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law. Notwithstanding anything in this Agreement to the contrary, to the extent required under the Debt Financing Commitments, the law of the State of New York law shall apply (but, for the avoidance of doubt, other than with respect to the definition, interpretation of the meaning and application of Company Material Adverse Effect (or other similar event) and whether a Company Material Adverse Effect has occurred, with respect to which issues, Delaware law shall apply in all cases), and the Parties agree that New York State or United States federal courts sitting in the borough of Manhattan, New York City (and any New York State or United States Federal court from which appeal therefrom may validly be taken) shall have exclusive jurisdiction over the parties and over any such Action brought against any financing source under the Debt Financing Commitments or any of their respective Affiliates in connection with this Agreement, any Debt Financing Commitments or the transactions contemplated hereby or thereby, or the failure of such transactions to be consummated, and nothing in this Section 9.7 or elsewhere in this Agreement shall be construed to provide otherwise.

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(c)          Each Party acknowledges and agrees that any controversy which may arise under this Agreement, the Debt Financing Commitments or the Equity Financing Commitments is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, the Debt Financing Commitments, the Equity Financing Commitments or the transactions contemplated hereby or thereby. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.7(c).

Section 9.8.          No Third-Party Beneficiaries. This Agreement is not intended to, and shall not, confer any rights, claims, Actions or remedies upon any Person other than Company, Parent and Merger Sub (and their respective successors and permitted assigns), except for following the Effective Time, the rights of the Indemnified Parties pursuant to Section 6.12. The representations and warranties in this Agreement are the product of negotiations among the Company, Parent and Merger Sub and are for the sole benefit of Company, Parent and Merger Sub. Any breaches of or inaccuracies in such representations and warranties are subject to waiver solely by the Parties in accordance with Section 8.3 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Company, Parent and Merger Sub of risks associated with particular matters regardless of the Knowledge of any of them or any other Person. Accordingly, Persons other than the Company, Parent and Merger Sub may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

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Section 9.9.          No Recourse to Lenders. Subject to the rights of the parties to the Debt Financing Commitments under the terms thereof, none of the parties hereto, nor any of their respective Affiliates, solely in their respective capacities as parties to this Agreement, shall have any rights or claims against any Lender or any Affiliate thereof (collectively, the “Debt Financing Sources”), solely in their respective capacities as lenders or arrangers in connection with the Debt Financing, and the Debt Financing Sources, solely in their respective capacities as lenders or arrangers, shall not have any rights or claims against any Party hereto or any related Person thereof, in connection with this Agreement or the Debt Financing, whether at law or equity, in contract, in tort or otherwise.

Section 9.10.         Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties; provided, that each of Parent and Merger Sub may assign this Agreement or any of its rights (but not its obligations) to an Affiliate of Parent or to any parties providing the Debt Financing (including for purposes of creating a security interest herein or otherwise assigning collateral in respect of such Debt Financing). No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 9.11.         Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

Section 9.12.         Mutual Drafting. Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties.

Section 9.13.         Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.14.         Delivery by Facsimile or E-mail. This Agreement, and any amendments hereto, waivers hereof or consents or notifications hereunder, to the extent signed and delivered by means of a facsimile machine or by e-mail with facsimile or scan attachment, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re-execute original forms thereof and deliver them to all other Parties. No Party shall raise the use of a facsimile machine or e-mail to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of facsimile machine or by e-mail with facsimile or scan attachment as a defense to the formation of a contract, and each such Party forever waives any such defense.

[Signature page follows.]

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SYMMETRY SURGICAL HOLDINGS, INC.

By:	/s/ R. Craig Collister
Name: R. Craig Collister
Title: President

SYMMETRY ACQUISITION CORP, INC.

By:	/s/ R. Craig Collister
Name: R. Craig Collister
Title: President

SYMMETRY SURGICAL INC.

By:	/s/ David C. Milne
Name: David C. Milne
Title: Chief Administrative Officer,
SVP, General Counsel, Chief Compliance Officer & Corporate Secretary

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Knowledge of the Company

Thomas Sullivan

Scott Kunkel

David Milne

Ronda Harris

Jose Fernandez

A-1

EXHIBIT B

Knowledge of Parent

R. Craig Collister

Phillip Smith

B-1